Exhibit 99.2

United States Cellular Corporation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

United States Cellular Corporation (“U.S. Cellular”) owns, operates and invests in wireless markets throughout the United States.  U.S. Cellular is an 83%-owned subsidiary of Telephone and Data Systems, Inc. (“TDS”).

The following discussion and analysis should be read in conjunction with U.S. Cellular’s audited consolidated financial statements and the description of U.S. Cellular’s business included in Item 1 of the U.S. Cellular Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2010.

OVERVIEW

The following is a summary of certain selected information contained in the comprehensive Management’s Discussion and Analysis of Financial Condition and Results of Operations that follows.  The overview does not contain all of the information that may be important.  You should carefully read the entire Management’s Discussion and Analysis of Financial Condition and Results of Operations and not rely solely on the overview.

U.S. Cellular provides wireless telecommunications services to approximately 6.1 million customers in five geographic market areas in 26 states. As of December 31, 2010, U.S. Cellular’s average penetration rate in its consolidated operating markets was 13.0%. U.S. Cellular operates on a customer satisfaction strategy, striving to meet or exceed customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network. U.S. Cellular’s business development strategy is to acquire and operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular believes that operating in contiguous market areas will continue to provide it with certain economies in its capital and operating costs.

Financial and operating highlights in 2010 included the following:

•                  Total customers were 6,072,000 at December 31, 2010, including 5,729,000 retail customers.

•                  On October 1, 2010, U.S. Cellular launched The Belief Project which introduced several innovative service offerings including no contract after the first contract; simplified national rate plans; a loyalty rewards program; overage protection, caps and forgiveness; a phone replacement program; and discounts for paperless billing and automatic payment.  As of December 31, 2010, nearly 1.2 million new and existing customers had adopted the new Belief Plans.

•                  Retail customer net losses were 15,000 in 2010 compared to net additions of 37,000 in 2009. In the postpaid category, there was a net loss of 66,000 in 2010, compared to net additions of 62,000 in 2009.  Prepaid net additions were 51,000 in 2010 compared to a net loss of 25,000 in 2009.

•                  Postpaid customers comprised approximately 95% of U.S. Cellular’s retail customers as of December 31, 2010. The postpaid churn rate improved to 1.5% in 2010 compared to 1.6% in 2009.

•                  Postpaid customers on smartphone service plans increased to 17% as of December 31, 2010 compared to 7% as of December 31, 2009. In addition, smartphones represented 25% of all devices sold in 2010 compared to 10% in 2009.

•                  Service revenues of $3,913.0 million decreased $14.1 million year-over-year, primarily due to a decrease in retail service revenues of $18.7 million (1%). Retail service revenues decreased due to a decline in the average number of customers of 55,000, partially offset by a slight increase in average monthly service revenue per customer.

•                  Cash flows from operating activities were $874.3 million. At December 31, 2010, Cash and cash equivalents and Short-term investments totaled $441.0 million and there were no outstanding borrowings under the revolving credit facility.

•                  Additions to Property, plant and equipment totaled $583.1 million, including expenditures to construct cell sites, increase capacity in existing cell sites and switches, expand mobile broadband services based on third generation Evolution-Data Optimized technology (“3G”) to additional markets, outfit new and remodel existing retail stores, develop new billing and other customer management related systems and platforms, and enhance existing office systems. Total cell sites in service increased 5% year-over-year to 7,645.

•                  U.S. Cellular continued its efforts on a number of multi-year initiatives including the development of a Billing and Operational Support System (“B/OSS”) with a new point-of-sale system to consolidate billing on one platform; an Electronic Data Warehouse/Customer Relationship Management System to collect and analyze information more efficiently and thereby build and improve customer relationships; and a new Internet/Web platform to enable customers to complete a wide range of transactions and to manage their accounts online.

•                  In December 2010, U.S. Cellular entered into a new $300 million revolving credit agreement, which expires in December 2015, with certain lenders and other parties. As a result, U.S. Cellular’s $300 million revolving credit agreement due to expire in June 2012 was terminated. U.S. Cellular entered into the new revolving credit agreement in order to obtain more favorable pricing, extended maturity and other terms and conditions.

•                  Operating income decreased $124.1 million, or 38%, to $201.5 million in 2010 from $325.5 million in 2009. Factors in the decrease were lower service revenues as discussed above, together with higher costs of serving and retaining customers in an increasingly competitive industry, including costs of investments in multi-year initiatives.

•                  Net income attributable to U.S. Cellular shareholders decreased $73.5 million, or 35%, to $136.1 million in 2010 compared to $209.5 million in 2009, primarily due to lower operating income. Basic earnings per share was $1.58 in 2010, which was $0.83 lower than in 2009, and Diluted earnings per share was $1.57, which was $0.83 lower than in 2009.

U.S. Cellular anticipates that future results will be affected by the following factors:

•                  The Belief Project, which is intended to accelerate growth and have a positive impact on long-term profitability by increasing postpaid gross additions over the next several years and by contributing to incremental growth in average revenue per customer and improvement of U.S. Cellular’s already low postpaid churn rate;

•                  Continued uncertainty related to current economic conditions and their impact on customer purchasing and payment behaviors;

•                  Relative ability to attract and retain customers in a competitive marketplace in a cost effective manner;

•                  Increased competition in the wireless industry, including potential reductions in pricing for products and services overall and impacts associated with the expanding presence of carriers offering low-priced, unlimited prepaid service;

•                  Potential increases in prepaid customers, which generally generate lower ARPU, as a percentage of U.S. Cellular’s customer base in response to changes in customer preferences and industry dynamics;

•                  Increasing penetration in the wireless industry, requiring U.S. Cellular to grow revenues primarily from selling additional products and services to its existing customers, increasing the number of multi-device users among its existing customers, increasing data products and services and attracting wireless customers switching from other wireless carriers rather than by adding customers that are new to wireless service;

•                  Continued growth in revenues from data products and services and lower growth or declines in revenues from voice services;

•                  Effects of industry consolidation on roaming revenues, service pricing and equipment pricing;

•                  Costs of developing and enhancing office and customer support systems, including costs and risks associated with the completion and potential benefits of the multi-year initiatives described above;

•                  Continued enhancements to U.S. Cellular’s wireless networks;

•                  Uncertainty related to the National Broadband Plan and other rulemaking by the Federal Communications Commission (“FCC”), including uncertainty relating to future eligible telecommunication carrier (“ETC”) funding from the universal service fund (“USF”); and

•                  Exclusive arrangements between manufacturers of wireless devices and other carriers that restrict U.S. Cellular’s access to devices desired by customers.

Cash Flows and Investments

U.S. Cellular believes that cash and investments on hand, expected future cash flows from operating activities and sources of external financing provide substantial liquidity and financial flexibility and are sufficient to permit U.S. Cellular to finance its contractual obligations and anticipated capital expenditures for the foreseeable future. U.S. Cellular continues to seek to maintain a strong balance sheet and an investment grade credit rating.

See “Financial Resources” and “Liquidity and Capital Resources” below for additional information related to cash flows and investments, including information related to U.S. Cellular’s new revolving credit agreement.

2011 Estimates

U.S. Cellular’s estimates of full-year 2011 results are shown below.  Such estimates represent U.S. Cellular’s views as of the date of filing of U.S. Cellular’s Form 10-K for the year ended December 31, 2010.  Such forward-looking statements should not be assumed to be accurate as of any future date.  U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise.  There can be no assurance that final results will not differ materially from such estimated results.

	2011	2010
	Estimated Results	Actual Results
Service revenues	$4,000 - $4,100 million	$3,913.0 million
Adjusted OIBDA (1)(3)	$775 - $875 million	$783.1 million
Operating income (3)	$185 - $285 million	$201.5 million
Depreciation, amortization and accretion expenses, and losses on asset disposals and impairment of assets (2)	Approx. $590 million	$581.7 million
Capital expenditures (3)	Approx. $650 million	$583.1 million

(1)          Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any). This measure also may be commonly referred to by management as operating cash flow. This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows.

(2)          2010 Actual Results include losses on asset disposals of $10.7 million and no losses on impairment of assets. The 2011 Estimated Results include only the estimate for Depreciation, amortization and accretion expenses and losses on disposals of assets, and do not include any estimate for losses on impairment of assets (since these cannot be predicted).

(3)          This guidance is based on U.S. Cellular’s current plans.  New developments or changing competitive conditions in the wireless industry, such as the rate of deployment of 4G Long-term Evolution (“LTE”) technology by other carriers, could affect U.S. Cellular’s LTE deployment plans and, as a result, its capital expenditures and operating expenses.

U.S. Cellular management currently believes that the foregoing estimates represent a reasonable view of what is achievable considering actions that U.S. Cellular has taken and will be taking. However, the current general economic conditions in the markets served by U.S. Cellular have created a challenging business environment that could continue to significantly impact actual results. U.S. Cellular expects to continue its focus on customer satisfaction by delivering a high quality network, attractively priced service plans, a broad line of wireless devices and other products, and outstanding customer service in its company-owned and agent retail stores and customer care centers. U.S. Cellular believes that future growth in its revenues will result primarily from selling additional products and services, including data products and services, to its existing customers, increasing the number of multi-device users among its existing customers, and attracting wireless users switching from other wireless carriers, rather than by adding users that are new to wireless service. U.S. Cellular is focusing on opportunities to increase revenues, pursuing cost reduction initiatives in various areas and implementing a number of initiatives to enable future growth. The initiatives are intended, among other things, to allow U.S. Cellular to accelerate its introduction of new products and services, better segment its customers for new services and retention, sell additional services such as data, expand its Internet sales and customer service capabilities, improve its prepaid products and services and reduce operational expenses over the long term.

RESULTS OF OPERATIONS

Following is a table of summarized operating data for U.S. Cellular’s consolidated operations.

As of December 31, (1)	2010	2009	2008
Total market population of consolidated operating markets (2)	46,546,000	46,306,000	46,009,000
Customers (3)	6,072,000	6,141,000	6,196,000
Market penetration (2)	13.0%	13.3%	13.5%
Total full-time equivalent employees (4)	8,934	8,867	8,712
Cell sites in service	7,645	7,279	6,877
Smartphone penetration (9)(10)	16.7%	7.5%	3.7%

For the Year Ended December 31, (5)	2010	2009	2008
Net retail customer additions (losses) (6)	(15,000)	37,000	149,000
Net customer additions (losses) (6)	(69,000)	(55,000)	91,000
Average monthly service revenue per customer (7)	$53.27	$52.99	$53.22
Postpaid churn rate (8)	1.5%	1.6%	1.5%
Smartphones sold as a percent of total devices sold (9)	24.6%	10.2%	6.0%

(1)          Amounts include results for U.S. Cellular’s consolidated operating markets as of December 31.

(2)          Calculated using 2009, 2008 and 2007 Claritas population estimates for 2010, 2009 and 2008, respectively.  “Total market population of consolidated operating markets” is used only for the purposes of calculating market penetration of consolidated operating markets, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

The total market population and penetration measures for consolidated operating markets apply to markets in which U.S. Cellular provides wireless service to customers.  For comparison purposes, total market population and penetration related to all consolidated markets in which U.S. Cellular owns an interest were 90,468,000 and 6.7%, 89,712,000 and 6.8%, and 83,014,000 and 7.5% as of December 31, 2010, 2009 and 2008, respectively.

(3)          U.S. Cellular’s customer base consists of the following types of customers:

	2010	2009	2008
Customers on postpaid service plans in which the end user is a customer of U.S. Cellular (“postpaid customers”)	5,416,000	5,482,000	5,420,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular (“prepaid customers”)	313,000	262,000	287,000
Total retail customers	5,729,000	5,744,000	5,707,000
End user customers acquired through U.S. Cellular’s agreements with third parties (“reseller customers”)	343,000	397,000	489,000
Total customers	6,072,000	6,141,000	6,196,000

(4)          Part-time employees are calculated at 70% of full-time employees.

(5)          Amounts include results for U.S. Cellular’s consolidated operating markets for the period January 1 through December 31; operating markets acquired during a particular period are included as of the acquisition date.

(6)          “Net retail customer additions (losses)” represents the number of net customers added or lost to U.S. Cellular’s retail customer base through its marketing distribution channels; this measure excludes activity related to reseller customers and customers transferred through acquisitions, divestitures or exchanges.  “Net customer additions (losses)” represents the number of net customers added to (deducted from) U.S. Cellular’s overall customer base through its marketing distribution channels; this measure includes activity related to reseller customers but excludes activity related to customers transferred through acquisitions, divestitures or exchanges.

(7)          Management uses these measurements to assess the amount of revenue that U.S. Cellular generates each month on a per customer basis. Average monthly revenue per customer is calculated as follows:

	2010	2009	2008
Service revenues per Consolidated Statement of Operations (000s)	$3,913,001	$3,927,128	$3,939,695
Divided by total average customers during period (000s)*	6,121	6,176	6,169
Divided by number of months in each period	12	12	12

Average monthly service revenue per customer	$53.27	$52.99	$53.22

*     “Average customers during period” is calculated by adding the number of total customers at the beginning of the first month of the period and at the end of each month in the period and dividing by the number of months in the period plus one. Acquired and divested customers are included in the calculation on a prorated basis for the amount of time U.S. Cellular included such customers during each period.

(8)          Postpaid churn rate represents the percentage of the postpaid customer base that disconnects service each month. This amount represents the average postpaid churn rate for the twelve months of the respective year.

(9)          Smartphones represent wireless devices which run on a Blackberry®, Windows Mobile, or Android operating system.

(10)    Smartphone penetration is calculated by dividing postpaid customers on smartphone service plans by total postpaid customers.

Components of Operating Income

Year Ended		Increase/	Percentage		Increase/	Percentage
December 31,	2010	(Decrease)	Change	2009	(Decrease)	Change	2008
(Dollars in thousands)
Retail service	$3,459,546	$(18,662)	(1)%	$3,478,208	$39,667	1%	$3,438,541
Inbound roaming	253,290	515	—	252,775	(76,421)	(23)%	329,196
Other	200,165	4,020	2%	196,145	24,187	14%	171,958
Service revenues	3,913,001	(14,127)	—	3,927,128	(12,567)	—	3,939,695
Equipment sales	264,680	(22,072)	(8)%	286,752	(16,107)	(5)%	302,859
Total operating revenues	4,177,681	(36,199)	(1)%	4,213,880	(28,674)	(1)%	4,242,554

System operations (excluding Depreciation, amortization and accretion reported below)	854,931	52,077	6%	802,854	19,788	3%	783,066
Cost of equipment sold	742,981	(12)	—	742,993	(413)	—	743,406
Selling, general and administrative	1,796,624	49,220	3%	1,747,404	40,819	2%	1,706,585
Depreciation, amortization and accretion	570,955	6,020	1%	564,935	(7,714)	(1)%	572,649
Loss on impairment of intangible assets	—	(14,000)	(100)%	14,000	(372,653)	(96)%	386,653
Loss on asset disposals, net	10,717	(5,452)	(34)%	16,169	(1,244)	(7)%	17,413
Total operating expenses	3,976,208	87,853	2%	3,888,355	(321,417)	(8)%	4,209,772
Operating income	$201,473	$(124,052)	(38)%	$325,525	$292,743	>100%	$32,782

Operating Revenues

Service revenues

Service revenues consist primarily of: (i) charges for access, airtime, roaming, recovery of regulatory costs and value-added services, including data products and services, provided to U.S. Cellular’s retail customers and to end users through third-party resellers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming, including long-distance roaming (“inbound roaming”); and (iii) amounts received from the Federal USF.

Retail service revenues

The decrease in Retail service revenues in 2010 was primarily due to a decrease in U.S. Cellular’s average customer base, partially offset by an increase in the average monthly retail service revenue per customer. The increase in 2009 was primarily due to an increase in average monthly retail service revenue per customer.

The average number of customers decreased to 6,121,000 in 2010 from 6,176,000 in 2009, driven by reductions in postpaid and reseller customers. The average number of customers in 2009 was relatively flat compared to 2008.

Average monthly retail service revenue per customer increased slightly to $47.10 in 2010 from $46.93 in 2009, and in 2009 increased 1% from $ 46.45 in 2008. The 2010 and 2009 increases in average monthly retail service revenue per customer include the impact of a reduction in the number of reseller customers, who typically generate lower average monthly revenues.

U.S. Cellular expects continued pressure on revenues in the foreseeable future due to industry competition for customers and related effects on pricing of service plan offerings.

As discussed in the Overview section above, on October 1, 2010, U.S. Cellular introduced The Belief Project, which allows customers selecting Belief Plans to earn loyalty reward points.  U.S. Cellular will account for loyalty reward points under the deferred revenue method.  Under this method, U.S. Cellular will allocate a portion of the revenue billed to customers under the Belief Plans to the loyalty reward points. The revenue allocated to these points will initially be deferred on the Consolidated Balance Sheet to be recognized in future periods when the loyalty reward points are redeemed or used.  Application of the deferred revenue method of accounting related to loyalty reward points resulted in deferred revenues of $7.1 million in 2010. This amount is included in the Consolidated Balance Sheet at December 31, 2010 in Customer deposits and deferred revenues.

Inbound roaming revenues

Inbound roaming revenues were essentially flat in 2010 compared to 2009 as an increase in revenues from data roaming offset a decline in voice roaming revenues.

In 2009, the decrease in Inbound roaming revenues was primarily due to the decline in roaming revenues from the combined entity of Verizon and Alltel. In January 2009, Verizon acquired Alltel. As a result of this transaction, the network footprints of Verizon and Alltel were combined.  This has resulted in a decrease in inbound roaming revenues for U.S. Cellular, since the combined Verizon and Alltel entity has reduced its usage of U.S. Cellular’s network in certain coverage areas that were used by Verizon and Alltel (as separate entities).  U.S. Cellular anticipates that inbound roaming revenues will increase in 2011 compared to 2010 due to the growth of data usage and voice minutes from U.S. Cellular’s roaming partners that will more than offset expected decreases in voice and data rates.

Other revenues

Other revenues increased by $4.0 million, or 2%, in 2010 compared to 2009. A decrease in ETC revenues was offset by increases in other revenues from tower and spectrum leases. The decrease in ETC revenues in 2010 was primarily the result of a retroactive adjustment made by the Universal Service Administrative Company that resulted in a reduction of revenues of $3.6 million. The increase in Other revenues in 2009 compared to 2008 was primarily due to an increase in amounts that were received from the USF for states in which U.S. Cellular has been designated as an ETC. U.S. Cellular was eligible to receive ETC funds in sixteen states in 2010, 2009 and 2008. ETC revenues recorded in 2010, 2009 and 2008 were $143.9 million, $150.7 million and $134.1 million, respectively.

In May 2008, the FCC adopted a state-by-state temporary cap to funding for competitive ETCs based on the funding level available as of March 31, 2008.  The cap has had the effect of reducing the amount of support that U.S. Cellular would otherwise have been eligible to receive. The cap funding level is undergoing revision because of the time lag in the reporting of costs by local exchange carriers which, under the “identical support rule,” provides the amount of per line support that wireless ETCs are entitled to receive. This revision may further reduce funding under the cap and may result in a recapture of some payments that U.S. Cellular has received in excess of the cap.  In October 2010, the FCC proposed creating a $100-300 million Mobility Fund to subsidize on a one time basis new wireless broadband development in unserved areas, with reverse auctions to award subsidies to low bidders.  On February 8, 2011, the FCC issued a notice of proposed rulemaking to consider reform of the USF program in response to the issuance of the National Broadband Plan in March 2010.  Creation of the Mobility Fund and adoption of a USF reform proposal by the FCC to transition support from voice networks to broadband networks could have a significant and adverse impact on the amount of support, if any, wireless ETCs continue to receive. As a result, U.S. Cellular’s ETC revenues may decline significantly in future periods.

Equipment sales revenues

Equipment sales revenues include revenues from sales of wireless devices (handsets, modems and tablets) and related accessories to both new and existing customers, as well as revenues from sales of wireless devices and accessories to agents. All equipment sales revenues are recorded net of rebates.

U.S. Cellular strives to offer a competitive line of quality wireless devices to both new and existing customers. U.S. Cellular’s customer acquisition and retention efforts include offering new wireless devices to customers at discounted prices; in addition, customers on the new Belief Plans receive loyalty reward points that may be used to purchase a new wireless device or accelerate the timing of a customer’s eligibility for a wireless device upgrade at promotional pricing. U.S. Cellular also continues to sell wireless devices to agents; this practice enables U.S. Cellular to provide better control over the quality of wireless devices sold to its customers, establish roaming preferences and earn quantity discounts from wireless device manufacturers which are passed along to agents. U.S. Cellular anticipates that it will continue to sell wireless devices to agents in the future.

The decrease in 2010 equipment sales revenues was driven by declines of 5% in total wireless devices sold and a 5% decrease in average revenue per wireless device sold. Average revenue per wireless device sold declined due to aggressive promotional pricing across all categories of wireless devices. The decrease in 2009 equipment sales revenues was driven by a decline of 8% in average revenue per wireless device sold due to aggressive promotional pricing across all categories of wireless devices, partially offset by an increase in the total number of wireless devices sold.

Operating Expenses

System operations expenses (excluding Depreciation, amortization and accretion)

System operations expenses (excluding Depreciation, amortization and accretion) include charges from telecommunications service providers for U.S. Cellular’s customers’ use of their facilities, costs related to local interconnection to the wireline network, charges for maintenance of U.S. Cellular’s network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers.

Key components of the overall increases in system operations expenses were as follows:

•                  Maintenance, utility and cell site expenses increased $25.2 million, or 8%, in 2010 and $21.6 million, or 7%, in 2009, driven primarily by increases in the number of cell sites within U.S. Cellular’s network. The number of cell sites totaled 7,645 in 2010 and 7,279 in 2009, as U.S. Cellular continued to expand and enhance coverage in its existing markets.  The increases in expenses were also due to an increase in software maintenance costs to support rapidly growing data needs.

•                  Expenses incurred when U.S. Cellular’s customers used other carriers’ networks while roaming increased $2.6 million, or 1%, in 2010 and $4.3 million, or 2%, in 2009.  The increases were primarily due to increases from data roaming offset by a decline in voice roaming expenses.

•                  Customer usage expenses increased by $24.2 million, or 9%, in 2010, primarily due to an increase in data usage. In 2009, the cost of network usage on U.S. Cellular’s systems decreased $6.1 million, or 2%, primarily due to reduced interconnection costs, which reflected a change in estimate of these costs during the fourth quarter (as disclosed in Note (4) to Consolidated Quarterly Information (Unaudited) below), partially offset by an increase in data usage.

U.S. Cellular expects total system operations expenses to increase on a year-over-year basis in the foreseeable future to support the continued growth in cell sites and other network facilities as it continues to add capacity, enhance quality and deploy new technologies as well as to support increases in total customer usage, particularly data usage.

Cost of equipment sold

Cost of equipment sold remained relatively flat in 2010 compared to 2009. A decline in total wireless devices sold of 5% was offset by a 5%  increase in the average cost per wireless device sold due to a shift in the mix of sales to wireless devices with expanded capabilities, such as smartphones.

Cost of equipment sold remained relatively flat in 2009 compared to 2008. A reduction in the average cost per wireless device sold, reflecting lower overall purchase costs, was offset by an increase in the total number of wireless devices sold.

U.S. Cellular’s loss on equipment, defined as equipment sales revenues less cost of equipment sold, was $478.3 million, $456.2 million and $440.5 million for 2010, 2009 and 2008, respectively. U.S. Cellular expects loss on equipment to continue to be a significant cost in the foreseeable future as wireless carriers continue to use device availability and pricing as a means of competitive differentiation. In addition, U.S. Cellular expects increasing sales of data centric wireless devices such as smartphones and tablets to result in higher equipment subsidies over time; these devices generally have higher purchase costs which cannot be recovered through proportionately higher selling prices to customers.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries, commissions and expenses of field sales and retail personnel and facilities; telesales department salaries and expenses; agent commissions and related expenses; corporate marketing and merchandise management; and advertising expenses.  Selling, general and administrative expenses also include bad debts expense, costs of operating customer care centers and corporate expenses.

Key components of the net increases in Selling, general and administrative expenses were as follows:

2010—

•                  Selling and marketing expenses increased by $9.3 million, or 1%, primarily due to higher sales related expenses and higher advertising expenses due to an increase in media purchases, partially offset by lower commissions expense reflecting fewer eligible customer additions. In 2010, media purchases included advertising expenses related to the launch of The Belief Project.

•                  General and administrative expenses increased $39.9  million, or 4%, due to higher costs related to investments in multi-year initiatives for business support systems as described in the Overview section; and higher USF contributions (most of the USF contribution expense is offset by revenues for amounts passed through to customers). These increases were partially offset by a reduction in bad debts expense.

2009—

•                  General and administrative expenses increased $52.4 million, or 6%, primarily due to higher bad debts expense as a result of higher bad debt write-offs and a change in estimate during the fourth quarter (as disclosed in Note (4) to Consolidated Quarterly Information (Unaudited) below); higher employee related expenses; costs of the Battery Swap program; and investments in multi-year initiatives as described in the Overview section. Partially offsetting these and other increases were lower USF contributions (most of the USF contribution expenses are offset by revenues for amounts passed through to customers).

•                  Advertising expenses decreased $20.9 million, or 8%. Advertising expenses in 2008 included expenditures related to the launch in June 2008 of a new branding campaign, Believe in Something BetterSM.

•                  Other selling and marketing expenses increased by $9.4 million, or 2%, reflecting higher commissions due to a greater number of retail sales and renewals.

U.S. Cellular expects Selling, general and administrative expenses to increase on a year-over-year basis driven primarily by increases in expenses associated with acquiring, serving and retaining customers, as well as costs related to its multi-year initiatives.

Depreciation, amortization and accretion

Depreciation, amortization and accretion remained relatively flat in 2010, 2009 and 2008.

See “Financial Resources” and “Liquidity and Capital Resources” for a discussion of U.S. Cellular’s capital expenditures.

Loss on impairment of intangible assets

There was no impairment of intangible assets in 2010.

In 2009 and 2008, U.S. Cellular recognized impairment losses on licenses as indicated in the table below.  The 2009 impairment loss was incurred in connection with the annual impairment assessment of licenses and goodwill performed during the fourth quarter of 2009.  The 2008 impairment loss was attributable to the deterioration in the credit and financial markets and the accelerated decline in the overall economy in the fourth quarter of 2008.  These factors impacted U.S. Cellular’s calculation of the estimated fair value of licenses in the fourth quarter of 2008 through the use of a higher discount rate when projecting future cash flows and lower than previously projected earnings in the wireless industry.

The impacts of impairment losses related to licenses were as follows:

	2010	2009	2008
Net income attributable to U.S. Cellular shareholders, excluding licenses impairments (1)	$136.1	$218.2	$272.0
Loss on impairment of intangible assets related to licenses	—	(14.0)	(386.7)
Income tax benefit and noncontrolling interest impact of licenses impairments (1)	—	5.3	150.4
Impact of licenses impairments on Net income attributable to U.S. Cellular shareholders (1)	—	(8.7)	(236.3)
Net income attributable to U.S. Cellular shareholders	$136.1	$209.5	$35.7

Diluted earnings per share attributable to U.S. Cellular shareholders, excluding licenses impairments (1)	$1.57	$2.50	$3.10
Impact of licenses impairments on Diluted earnings per share attributable to U.S. Cellular shareholders (1)	—	(0.10)	(2.69)
Diluted earnings per share attributable to U.S. Cellular shareholders	$1.57	$2.40	$0.41

(1)          These amounts are non-GAAP financial measures.  The purpose of presenting these measures is to provide information on the impact of losses on impairment related to licenses on results of operations.  Such impairments are discrete, significant amounts that impact the comparability of the results of operations, and U.S. Cellular believes it is useful to disclose these impacts.  The income tax and noncontrolling interest impact is calculated by allocating the losses on impairment to the respective consolidated subsidiaries, and applying the income tax rate and noncontrolling interest percentages applicable to these respective subsidiaries.

Components of Other Income (Expense)

Year Ended		Increase/	Percentage		Increase/	Percentage
December 31,	2010	(Decrease)	Change	2009	(Decrease)	Change	2008
(Dollars in thousands)
Operating income	$201,473	$(124,052)	(38)%	$325,525	$292,743	>100%	$32,782

Equity in earnings of unconsolidated entities	97,318	518	1%	96,800	4,819	5%	91,981
Interest and dividend income	3,808	211	6%	3,597	(2,133)	(37)%	5,730
Gain on disposition of investments	—	—	N/M	—	(16,628)	N/M	16,628
Interest expense	(61,555)	16,644	21%	(78,199)	336	—	(78,535)
Other, net	72	(1,370)	(95)%	1,442	173	14%	1,269
Total investment and other income	39,643	16,003	68%	23,640	(13,433)	(36)%	37,073

Income before income taxes	241,116	(108,049)	(31)%	349,165	279,310	>100%	69,855
Income tax expense	81,958	35,892	30%	117,850	(108,783)	>100%	9,067

Net income	159,158	(72,157)	(31)%	231,315	170,527	>100%	60,788
Less: Net income attributable to noncontrolling interests, net of tax	(23,084)	(1,316)	(6)%	(21,768)	3,315	13%	(25,083)
Net income attributable to U.S. Cellular shareholders	$136,074	$(73,473)	(35)%	$209,547	$173,842	>100%	$35,705

N/M—Percentage change not meaningful

Equity in earnings of unconsolidated entities

Equity in earnings of unconsolidated entities represents U.S. Cellular’s share of net income from entities accounted for by the equity method of accounting. U.S. Cellular generally follows the equity method of accounting for unconsolidated entities in which its ownership interest is less than or equal to 50% but equals or exceeds 20% for corporations and 3% for partnerships and limited liability companies.

U.S. Cellular’s investment in the Los Angeles SMSA Limited Partnership (“LA Partnership”) contributed $64.8 million, $64.7 million and $66.1 million to Equity in earnings of unconsolidated entities in 2010, 2009 and 2008, respectively.  U.S. Cellular received cash distributions from the LA Partnership of $66.0 million in each of 2010, 2009 and 2008.

Gain on disposition of investments

Gain on disposition of investments in 2008 related to the exchange of Rural Cellular Corporation (“RCC”) shares for cash in conjunction with Verizon’s acquisition of RCC.

Interest expense

Interest expense decreased in 2010 compared to 2009 primarily due to the redemption of U.S. Cellular’s $130.0 million, 8.75% senior notes in December 2009.

Income tax expense

The effective tax rates on Income before income taxes (“pre-tax income”) for 2010, 2009 and 2008 were 34.0%, 33.8% and 13.0%, respectively. The following significant discrete and other items impacted income tax expense for these years:

2010 — Includes a tax benefit of $7.9 million resulting from favorable settlements of state income tax audits.

2009 — Includes tax benefits of $7.7 million and $7.2 million resulting from a state tax law change and the release of state valuation allowances, respectively.

2008 — Includes tax benefits of $7.6 million and $2.5 million resulting from a change in filing positions in certain states and the resolution of a prior period tax issue, respectively.  The percentage impact of these benefits was magnified due to the 2008 Loss on impairment of intangible assets of $386.7 million, which decreased pre-tax income.

See Note 4 — Income Taxes in the Notes to Consolidated Financial Statements for a discussion of income tax expense and the overall effective tax rate on Income before income taxes.

INFLATION

Management believes that inflation affects U.S. Cellular’s business to no greater or lesser extent than the general economy.

RECENT ACCOUNTING PRONOUNCEMENTS

In general, recent accounting pronouncements did not have and are not expected to have a significant effect on U.S. Cellular’s financial condition and results of operations.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on recent accounting pronouncements.

FINANCIAL RESOURCES

U.S. Cellular operates a capital- and marketing-intensive business.  U.S. Cellular utilizes cash from its operating activities, cash proceeds from divestitures, short-term credit facilities and long-term debt financing to fund its acquisitions (including licenses), construction costs, operating expenses and Common Share repurchases.  Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions, capital expenditures and other factors.  The table below and the following discussion in this Financial Resources section summarize U.S. Cellular’s cash flow activities in 2010, 2009 and 2008.

(Dollars in thousands)	2010	2009	2008
Cash flows from (used in)
Operating activities	$874,289	$881,808	$922,777
Investing activities	(791,108)	(561,451)	(904,027)
Financing activities	(83,166)	(196,942)	(52,287)
Net increase (decrease) in cash and cash equivalents	$15	$123,415	$(33,537)

Cash Flows from Operating Activities

The following table presents Adjusted OIBDA and is included for purposes of analyzing changes in operating activities.  U.S. Cellular believes this measure provides useful information to investors regarding U.S. Cellular’s financial condition and results of operations because it highlights certain key cash and non-cash items and their impacts on cash flows from operating activities:

(Dollars in thousands)	2010	2009	2008
Operating income	$201,473	$325,525	$32,782
Non-cash items
Depreciation, amortization and accretion	570,955	564,935	572,649
Loss on impairment of intangible assets	—	14,000	386,653
Loss on asset disposals, net	10,717	16,169	17,413
Adjusted OIBDA (1)	$783,145	$920,629	$1,009,497

(1)          Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any).  This measure also may be commonly referred to by management as operating cash flow.  This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows.  Adjusted OIBDA excludes the net gain or loss on asset disposals and loss on impairment of assets (if any), in order to show operating results on a more comparable basis from period to period.  U.S. Cellular does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual and, accordingly, they may be incurred in the future.

Cash flows from operating activities in 2010 were $874.3 million, a decrease of $7.5 million from 2009.  Significant changes included the following:

•                  Adjusted OIBDA, as shown in the table above, decreased by $137.5 million primarily due to a decrease in operating income.  See discussion in the “Results of Operations” for factors that affected operating income.

•                  Changes in inventory provided $40.3 million in 2010 and required $36.0 million in 2009, resulting in a $76.3 million year-over-year increase in cash flows.  Inventory units on hand were lower in 2010 than 2009 reflecting differences in purchases and actual versus expected sales in the respective periods.

•                  Changes in accounts payable required $18.6 million in 2010 and provided $52.6 million in 2009 causing a year-over-year decrease in cash flows of $71.2 million.  Changes in accounts payable were driven primarily by payment timing differences.

•                  A $16.2 million increase in income tax payments.  Income tax payments, net of refunds, were $53.1 million and $36.9 million in 2010 and 2009, respectively.

•                  The change in Accrued taxes during 2010 includes an outflow of approximately $25 million related to sales tax payments made during 2010 related to prior years.  U.S. Cellular had accrued these sales taxes at December 31, 2009.  The 2009 period does not include a similar outflow related to the retroactive payment of sales taxes.

•                  Changes in other assets and liabilities provided $79.5 million in 2010 and required $51.1 million in 2009, resulting in a $130.7 million year-over-year increase in cash flows.  In 2009, a $34.0 million deposit was paid to TDS for U.S. Cellular’s proportionate share of a deposit TDS made to the Internal Revenue Service (“IRS”) to eliminate any potential interest due to the IRS subsequent to the date of the deposit.  In 2010, after closure of the IRS audit for the tax years 2002 through 2005, the IRS returned TDS’ $38.0 million deposit, of which TDS returned $34.0 million to U.S. Cellular, representing U.S. Cellular’s proportionate share.  This $34.0 million was included in Change in other assets and liabilities in 2010, as a cash inflow, and in 2009, as a cash outflow.  This activity resulted in a year-over year increase in cash flows of $68.0 million from 2009 to 2010.  In addition to this $68.0 million change, changes in prepaid expenses, other current liabilities and amounts due to agents were the primary cause of the remaining $62.7 million year-over-year change in other assets and liabilities.

•                  An $18.8 million decrease in interest payments.  Interest payments were $59.0 million and $77.9 million in 2010 and 2009, respectively.

•                  Other significant increases in cash flows include Distributions from unconsolidated entities ($9.3 million increased cash inflow year-over-year) and Changes in customer deposits and deferred revenues ($16.1 million increased cash inflow year-over-year, which includes $7.1 million of deferred revenues related to loyalty reward points).

Cash flows from operating activities in 2009 were $881.8 million, a decrease of $41.0 million from 2008.  Significant changes included the following:

•                  Adjusted OIBDA, as shown in the table above, decreased by $88.9 million.

•                  Changes in accounts receivable, net of bad debts expense, required $6.7 million in 2009 and provided $4.1 million in 2008, resulting in a $10.8 million decrease in cash flows. This change was driven primarily by service credit promotions offered to customers in the fourth quarter of 2008.

•                  Changes in inventory required $36.0 million in 2009 and $15.6 million in 2008.  The $20.4 million decrease in cash flows was attributed to a higher volume of wireless devices on hand as well as the continued mix shift towards higher-cost premium and smartphone devices.

•                  Changes in accounts payable, customer deposits and deferred revenues provided $42.7 million in 2009 and $3.2 million in 2008. The resultant $39.5 million increase in cash flows was driven primarily by timing differences in payments of accounts payable and lower deposit requirements for new customers in 2009.

•                  Income tax payments, net of refunds, in 2009 and 2008 were $36.9 million and $116.5 million, respectively, resulting in an increase in cash flows of $79.6 million. The decrease in payments from 2008 to 2009 was due to a year-over-year decrease in forecasted income and an overpayment of income taxes in 2008.

•                  In 2009, a $34.0 million deposit was paid to TDS for U.S. Cellular’s proportionate share of a deposit TDS made to the IRS.  This deposit was recorded in Change in other assets and liabilities in the Consolidated Statement of Cash Flows in 2009.

Cash Flows from Investing Activities

U.S. Cellular makes substantial investments to construct and upgrade modern high-quality wireless communications networks and facilities as a basis for creating long-term value for shareholders.  In recent years, rapid changes in technology and new opportunities have required substantial investments in potentially revenue-enhancing and cost-reducing upgrades of U.S. Cellular’s networks.  Cash flows used for investing activities also represent cash required for the acquisition of wireless properties or licenses.  Proceeds from exchanges and divestiture transactions have provided funds in recent years which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

The primary purpose of U.S. Cellular’s construction and expansion expenditures is to provide for customer and usage growth, to upgrade service and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

Cash used for property, plant and equipment and system development expenditures totaled $583.1 million in 2010, $546.8 million in 2009 and $585.6 million in 2008.  These expenditures were made to construct new cell sites, increase capacity in existing cell sites and switches, upgrade technology including the overlay of 3G technology, develop new and enhance existing office systems, and construct new and remodel existing retail stores.

Acquisitions required cash payments of $17.1 million in 2010, $16.0 million in 2009 and $341.7 million in 2008, as summarized below:

Cash Payment for Acquisitions (1)	2010	2009	2008
(Dollars in millions)
Auction 73 licenses (2)	$—	$—	$300.5
All other licenses	17.1	15.8	32.3
Business acquisitions	—	—	8.9
All other	—	0.2	—
Total	$17.1	$16.0	$341.7

(1)          Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and cash payments remitted in periods subsequent to the respective transactions.

(2)          King Street Wireless L.P., an entity in which a subsidiary of U.S. Cellular is a limited partner, made these payments. U.S. Cellular loaned these funds to the partnership and the general partner and made direct capital investments to fund the auction payment.

In 2010, U.S. Cellular invested $250.3 million in U.S. treasuries and corporate notes with maturities greater than three months from the acquisition date.  U.S. Cellular realized cash proceeds of $60.3 million in 2010 related to the maturities of its investments in U.S. treasuries, corporate notes and CDs.

In 2008, U.S. Cellular realized cash proceeds of $16.7 million from the disposition of Rural Cellular Corporation (“RCC”) Common Shares in conjunction with Verizon Wireless’ acquisition of RCC.

Cash Flows from Financing Activities

Cash flows from financing activities primarily reflect changes in short-term and long-term debt balances, distributions to noncontrolling interests, cash used to repurchase Common Shares and cash proceeds from re-issuance of Common Shares pursuant to stock-based compensation plans.  U.S. Cellular has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase Common Shares. Internally generated funds as well as proceeds from the sale of non-strategic wireless and other investments, from time to time, have been used to reduce short-term debt.

There were no short-term borrowings or repayments during 2010 or 2009. Cash received from short-term borrowings under U.S. Cellular’s revolving credit facility provided $100.0 million in 2008, while repayments required $100.0 million in 2008.

In 2009, U.S. Cellular redeemed its outstanding 8.75% senior notes for their principal amount of $130.0 million and retired its 9% installment notes payable in the amount of $10.0 million.  There were no redemptions of long-term debt in 2010 or 2008.

U.S. Cellular repurchased Common Shares for $52.8 million, $33.6 million and $32.9 million in 2010, 2009 and 2008, respectively.  U.S. Cellular also received $4.6 million in 2008 from an investment banking firm for the final settlement of Accelerated Share Repurchases (“ASR”) made in 2007.  See Note 14—Common Shareholders’ Equity in the Notes to Consolidated Financial Statements for additional information related to these transactions.

Free Cash Flow

The following table presents Free cash flow.  U.S. Cellular believes that Free cash flow as reported by U.S. Cellular may be useful to investors and other users of its financial information in evaluating the amount of cash generated by business operations, after capital expenditures.

(Dollars in thousands)	2010	2009	2008
Cash flows from operating activities	$874,289	$881,808	$922,777
Capital expenditures	(583,134)	(546,758)	(585,590)
Free cash flow (1)	$291,155	$335,050	$337,187

(1)          Free cash flow is defined as Cash flows from operating activities less Capital expenditures.  Free cash flow is a non-GAAP financial measure.

See Cash flows from Operating Activities and Cash flows from Investing Activities for details on the changes to the components of Free cash flow.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2010, U.S. Cellular had Cash and cash equivalents, Short-term investments and Long-term investments totaling $487.0 million, as discussed in more detail below.  U.S. Cellular believes that existing cash and investments balances, expected cash flows from operating activities and funds available under its revolving credit facility provide substantial liquidity and financial flexibility for U.S. Cellular to meet its normal financing needs (including working capital, construction and development expenditures, and share repurchases under its approved program) for the foreseeable future. In addition, U.S. Cellular may have access to public and private capital markets to help meet its financing needs.

Consumer spending significantly impacts U.S. Cellular’s operations and performance. Factors that influence levels of consumer spending include: unemployment rates, increases in fuel and other energy costs, conditions in residential real estate and mortgage markets, labor and health care costs, access to credit, consumer confidence and other macroeconomic factors. Changes in these and other economic factors could have a material adverse effect on demand for U.S. Cellular’s products and services and on U.S. Cellular’s financial condition and results of operations.

U.S. Cellular cannot provide assurances that circumstances that could have a material adverse effect on its liquidity or capital resources will not occur. Economic conditions, changes in financial markets or other factors could restrict U.S. Cellular’s liquidity and availability of financing on terms and prices acceptable to U.S. Cellular, which could require U.S. Cellular to reduce its construction, development, acquisition or share repurchase programs. Such reductions could have a material adverse effect on U.S. Cellular’s business, financial condition or results of operations.

Cash and Cash Equivalents

At December 31, 2010, U.S. Cellular had $294.4 million in cash and cash equivalents, which included cash and short-term, highly liquid investments with original maturities of three months or less. The primary objective of U.S. Cellular’s cash and cash equivalents investment activities is to preserve principal.  At December 31, 2010, the majority of U.S. Cellular’s cash and cash equivalents was held in money market funds that invest exclusively in U.S. Treasury securities or in repurchase agreements fully collateralized by such obligations.  U.S. Cellular monitors the financial viability of the money market funds and direct investments in which it invests and believes that the credit risk associated with these investments is low.

Short-term and Long-term Investments

At December 31, 2010, U.S. Cellular had $146.6 million in Short-term investments and $46.0 million in Long-term investments. Short-term and Long-term investments consist of certificates of deposit (short-term only), U.S. treasuries and corporate notes, all of which are designated as held-to-maturity investments, and are recorded at amortized cost in the Consolidated Balance Sheet.  The corporate notes are guaranteed by the Federal Deposit Insurance Corporation.  For these investments, U.S. Cellular’s objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk.  See Note 3—Fair Value Measurements in the Notes to Consolidated Financial Statements for additional details on Short-term and Long-term investments.

Revolving Credit Facility

U.S. Cellular has a revolving credit facility available for general corporate purposes.  On December 17, 2010, U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties.  Amounts under the new revolving credit facility may be borrowed, repaid and reborrowed from time to time until maturity in December 2015.  At December 31, 2010, there were no outstanding borrowings and $0.2 million of outstanding letters of credit, leaving $299.8 million available for use.  In connection with U.S. Cellular’s new revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular’s new revolving credit facility.  At December 31, 2010, no U.S. Cellular debt was subordinated pursuant to this subordination agreement.

U.S. Cellular’s interest cost on its new revolving credit facility is subject to increase if its current credit rating from nationally recognized credit rating agencies is lowered, and is subject to decrease if the rating is raised.  The credit facility would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in U.S. Cellular’s credit rating.  However, a downgrade in U.S. Cellular’s credit rating could adversely affect its ability to renew the credit facility or obtain access to other credit facilities in the future.

During 2010, U.S. Cellular’s credit rating was downgraded from BBB+ to BBB by Fitch Ratings.  As of December 31, 2010, U.S. Cellular’s credit ratings from the nationally recognized credit rating agencies including Fitch Ratings remained at investment grade.

The continued availability of the new revolving credit facility requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. The covenants also prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.  U.S. Cellular believes it was in compliance as of December 31, 2010 with all of the covenants and requirements set forth in its new revolving credit facility. There were no intercompany loans at December 31, 2010 or 2009.

Long-Term Financing

U.S. Cellular had the following public debt outstanding as of December 31, 2010:

•                  $544,000,000 aggregate principal amount of 6.7% senior notes due December 15, 2033. U.S. Cellular may redeem such notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

•                  $330,000,000 aggregate principal amount of 7.5% senior notes due June 15, 2034. U.S. Cellular may redeem the notes, in whole or in part, at any time on or after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

U.S. Cellular’s long-term debt indenture does not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in U.S. Cellular’s credit rating. However, a downgrade in U.S. Cellular’s credit rating could adversely affect its ability to obtain long-term debt financing in the future.  U.S. Cellular believes it was in compliance as of December 31, 2010 with all covenants and other requirements set forth in its long-term debt indenture.  U.S. Cellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such indenture.

The long-term debt principal payments due for the next five years represent less than 1% of the total long-term debt obligation at December 31, 2010.  Refer to Market Risk — Long-Term Debt for additional information regarding required principal payments and the weighted average interest rates related to U.S. Cellular’s long-term debt.

U.S. Cellular, at its discretion, may from time to time seek to retire or purchase its outstanding debt through cash purchases and/or exchanges for other securities, in open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

U.S. Cellular has an effective shelf registration statement on Form S-3 that it can use to issue senior debt securities that can be used for general corporate purposes, including financing the redemption of any of the above existing debt.  The U.S. Cellular shelf registration statement permits U.S. Cellular to issue at any time and from time to time, senior debt securities in one or more offerings up to an aggregate principal amount of $500,000,000. The ability of U.S. Cellular to complete an offering pursuant to such shelf registration statement is subject to market conditions and other factors at the time.

Capital Expenditures

U.S. Cellular’s capital expenditures for 2011 are expected to be approximately $650 million.  These expenditures are expected to be for the following general purposes:

•                  Expand and enhance U.S. Cellular’s network coverage in its service areas;

•                  Provide additional capacity to accommodate increased network usage by current customers;

•                  Deploy LTE technology in certain markets;

•                  Enhance U.S. Cellular’s retail store network;

•                  Develop and enhance office systems; and

•                  Develop new billing and other customer management related systems and platforms.

U.S. Cellular plans to finance its capital expenditures program for 2011 using cash flows from operating activities, existing cash balances, short-term investments and, if necessary, short-term debt.

Acquisitions, Divestitures and Exchanges

U.S. Cellular assesses its existing wireless interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, U.S. Cellular reviews attractive opportunities to acquire additional wireless operating markets and wireless spectrum. In addition, U.S. Cellular may seek to divest outright or include in exchanges for other wireless interests those wireless interests that are not strategic to its long-term success. U.S. Cellular also may be engaged from time to time in negotiations relating to the acquisition, divestiture or exchange of companies, strategic properties or wireless spectrum. In general, U.S. Cellular may not disclose such transactions until there is a definitive agreement. See Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for details on significant transactions in 2010, 2009 and 2008.

Variable Interest Entities

U.S. Cellular consolidates certain entities because they are “variable interest entities” under accounting principles generally accepted in the United States of America (“GAAP”). See Note 5—Variable Interest Entities in the Notes to Consolidated Financial Statements for the details of these variable interest entities. U.S. Cellular may elect to make additional capital contributions and/or advances to these variable interest entities in future periods in order to fund their operations.

Common Share Repurchase Program

U.S. Cellular has repurchased and expects to continue to repurchase its Common Shares subject to the repurchase program.  For additional information related to the current repurchase authorization and repurchases made during 2010, 2009 and 2008, see Note 14—Common Shareholders’ Equity in the Notes to Consolidated Financial Statements.

Contractual and Other Obligations

At December 31, 2010, the resources required for contractual obligations were as follows:

		Less Than	Payments Due by Period		More Than
(Dollars in millions)	Total	1 Year	2 - 3 Years	4 - 5 Years	5 Years
Long-term debt obligations (1)	$874.1	$—	$—	$—	$874.1
Interest payments on long-term debt obligations	1,419.9	61.2	122.4	122.4	1,113.9
Operating leases (2)	1,178.1	142.4	222.1	136.9	676.7
Capital leases	8.6	0.5	1.1	1.2	5.8
Purchase obligations (3)	755.2	414.3	227.7	60.9	52.3
	$4,235.9	$618.4	$573.3	$321.4	$2,722.8

(1)          Includes current and long-term portions of debt obligations. The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to the $10.3 million unamortized discount related to U.S. Cellular’s 6.7% senior notes and capital leases.  See Note 12—Debt in the Notes to Consolidated Financial Statements.

(2)          Includes future lease costs related to office space, retail sites, cell sites and equipment.  See Note 13—Commitments and Contingencies in the Notes to Consolidated Financial Statements.

(3)          Includes obligations payable under non-cancellable contracts, commitments for network facilities and transport services, agreements for software licensing and long-term marketing programs.

The table above excludes liabilities related to “unrecognized tax benefits” as defined by GAAP because U.S. Cellular is unable to predict the period of settlement of such liabilities.  Such unrecognized tax benefits were $32.5 million at December 31, 2010.  See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.

Off-Balance Sheet Arrangements

U.S. Cellular has no transactions, agreements or other contractual arrangements with unconsolidated entities involving “off-balance sheet arrangements,” as defined by Securities and Exchange Commission rules, that had or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

U.S. Cellular prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  U.S. Cellular’s significant accounting policies are discussed in detail in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements.

Management believes the application of the following critical accounting policies and the estimates required by such application reflect its most significant judgments and estimates used in the preparation of U.S. Cellular’s consolidated financial statements.  Management has discussed the development and selection of each of the following accounting policies and related estimates and disclosures with the Audit Committee of U.S. Cellular’s Board of Directors.

Goodwill and Licenses

See the Goodwill and Licenses Impairment Assessment section of Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on goodwill and licenses impairment testing policies and methods.

See Note 8—Licenses and Goodwill in the Notes to Consolidated Financial Statements for additional information related to goodwill and licenses activity in 2010 and 2009.

The following discussion compares the impairment test as of November 1, 2010 to that as of November 1, 2009.

Goodwill

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a “reporting unit.”  For purposes of impairment testing of goodwill in 2010, U.S. Cellular identified five reporting units based on geographic service areas.  There were no changes to U.S. Cellular’s reporting units, the allocation of goodwill to those reporting units, or to U.S. Cellular’s overall goodwill impairment testing methodology between its two most recent impairment testing dates, November 1, 2010 and November 1, 2009.

A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the current industry and economic markets.  The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of U.S. Cellular specific assumptions.  Key assumptions made in this process were the revenue growth rate, discount rate, and projected capital expenditures.  These assumptions were as follows as of the two most recent impairment testing dates:

	November 1,	November 1,
Key assumptions	2010	2009
Weighted-average expected revenue growth rate (next four years)	2.18%	2.13%
Weighted-average long-term and terminal revenue growth rate (after year four)	2.00%	2.00%
Discount rate	10.5%	11.5%
Average annual capital expenditures (millions)	$540	$520

The decrease in the discount rate between November 1, 2009 and 2010 was a result of the decrease in several of the market-participant inputs used to calculate the weighted average cost of capital (“WACC”) due to improved market conditions, primarily the risk-free rate and levered beta, partially offset by a higher company-specific risk premium.

The carrying value of each U.S. Cellular reporting unit as of November 1, 2010 was as follows:

Reporting unit	Carrying value
(Dollars in millions)
Central Region	$892
Mid-Atlantic Region	716
New England Region	224
New York Region	137
Northwest Region	318
Total	$2,287

As of November 1, 2010, the fair values of the reporting units exceeded their respective carrying values by amounts ranging from 46% to 121% of the respective carrying values. Therefore, no impairment of goodwill existed.  Given that the fair values of the respective reporting units exceed their respective carrying values, provided all other assumptions remained the same, the discount rate would have to increase to a range of 14.4% to 19.8% to yield estimated fair values of reporting units that equal their respective carrying values at November 1, 2010.  Further, assuming all other assumptions remained the same, the terminal growth rate assumptions would need to decrease to negative amounts, ranging from negative 73.4% to negative 12.5%, to yield estimates of fair value equal to the carrying values of the respective reporting units at November 1, 2010.

Licenses

U.S. Cellular tests licenses for impairment at the level of reporting referred to as a “unit of accounting.” For purposes of its impairment testing of licenses as of November 1, 2010 and 2009, U.S. Cellular separated its FCC licenses into eighteen units of accounting based on geographic service areas. Thirteen of these eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing.

Developed operating market licenses (“built licenses”)

As indicated in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements—Goodwill and Licenses Impairment Assessment, U.S. Cellular applies the build-out method to estimate the fair values of built licenses.  Significant assumptions within the build-out method include the hypothetical build-out period, discount rate, long-term EBITDA margin, penetration rate, revenue growth rate, and capital expenditure requirements. The penetration rate and capital expenditure requirements varied among the different units of accounting and between years within the forecast periods. The following key assumptions were applied consistently across all units of accounting for purposes of the November 1, 2010 and 2009 licenses impairment assessment:

	November 1,	November, 1
Key assumptions	2010	2009

Build-out period	7 years	7 years
Discount rate	9.0%	10.0%
Long-term EBITDA margin	32.1%	32.7%

The discount rate used in the license valuation is less than the discount rate used in the valuation of reporting units for purposes of goodwill impairment testing. That is because the discount rate used for licenses does not include a company-specific risk premium as a wireless license would not be subject to such risk.

The discount rate is the most significant assumption used in the build-out method.  The discount rate is estimated based on the overall risk-free interest rate adjusted for industry participant information, such as a typical capital structure (i.e., debt-equity ratio), the after-tax cost of debt and the cost of equity.  The cost of equity takes into consideration the average risk specific to individual market participants.  The decrease in the discount rate between November 1, 2009 and November 1, 2010 was a result of the decrease in several of the market-participant inputs used to calculate the weighted average cost of capital (“WACC”) due to market conditions, primarily the risk free-rate and levered beta.

The results of the licenses impairment test at November 1, 2010 did not result in the recognition of a loss on impairment. Given that the fair values of the licenses exceed their respective carrying values, the discount rate would have to increase to a range of 9.9% to 11.1% in order to yield estimated fair values of licenses in the respective units of accounting that equal their respective carrying values at November 1, 2010.

Non-operating market licenses (“unbuilt licenses”)

For purposes of performing impairment testing of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to have changed by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period. There was no impairment loss recognized related to unbuilt licenses as a result of the November 1, 2010 licenses impairment test.

Carrying Value of Licenses

The carrying value of licenses at November 1, 2010 was as follows:

Unit of accounting (1)	Carrying value
(Dollars in millions)
Developed Operating markets (5 units of accounting)
Central Region	$623
Mid-Atlantic Region	197
New England Region	76
Northwest Region	57
New York Region	—

Non-operating markets (13 units of accounting)
Central (3 states)	105
South Central (3 states)	5
North Central (3 states)	27
Southwest Central I (3 states)	8
Southwest Central II (4 states)	25
Northwest Central I (5 states)	14
Northwest Central II (5 states)	160
Mid-Atlantic I (3 states)	35
Mid-Atlantic II (7 states)	37
Mississippi Valley (14 states)	44
Northeast (4 states)	24
North Northwest (2 states)	3
South Northwest (2 states)	6
Total (2)	$1,446

(1)   U.S. Cellular participated in spectrum auctions indirectly through its interests in Aquinas Wireless L.P. (“Aquinas Wireless”), King Street Wireless L.P. (“King Street Wireless”), Barat Wireless L.P. (“Barat Wireless”) and Carroll Wireless L.P. (“Carroll Wireless”), collectively, the “limited partnerships.” Each limited partnership participated in and was awarded spectrum licenses in one of four separate spectrum auctions (FCC Auctions 78, 73, 66 and 58). All of the units of accounting above, except the Northwest Region and the New York Region, include licenses awarded to the limited partnerships.

(2)   Between November 1, 2010 and December 31, 2010, U.S. Cellular acquired additional licenses in the amount of $6.6 million.

All eighteen units of accounting had a fair value that exceeded the carrying value by at least 10% of the carrying value. However, any declines in the fair value of such licenses in future periods could result in the recognition of impairment losses on such licenses and any such impairment losses would have a negative impact on future results of operations.  The impairment losses on licenses are not expected to have a future impact on liquidity. U.S. Cellular is unable to predict the amount, if any, of future impairment losses attributable to licenses. Further, historical operating results, particularly amounts related to impairment losses, are not indicative of future operating results.

Property, Plant and Equipment—Depreciation

U.S. Cellular provides for depreciation using the straight-line method over the estimated useful lives of the assets.  U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from one to thirty years, which approximates the shorter of the assets’ economic lives or the specific lease terms.

Annually, U.S. Cellular reviews its property, plant and equipment lives to ensure that the estimated useful lives are appropriate.  The estimated useful lives of property, plant and equipment are a critical accounting estimate because changing the lives of assets can result in larger or smaller charges for depreciation expense.  Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and type of use.  U.S. Cellular did not materially change the useful lives of its property, plant and equipment in 2010, 2009 or 2008.

Income Taxes

U.S. Cellular is included in a consolidated federal income tax return with other members of the TDS consolidated group.  TDS and U.S. Cellular are parties to a Tax Allocation Agreement which provides that U.S. Cellular and its subsidiaries be included with the TDS affiliated group in a consolidated federal income tax return and in state income or franchise tax returns in certain situations.  For financial statement purposes, U.S. Cellular and its subsidiaries calculate their income, income tax and credits as if they comprised a separate affiliated group.  Under the Tax Allocation Agreement, U.S. Cellular remits its applicable income tax payments to TDS.

The amounts of income tax assets and liabilities, the related income tax provision and the amount of unrecognized tax benefits are critical accounting estimates because such amounts are significant to U.S. Cellular’s financial condition and results of operations.

The preparation of the consolidated financial statements requires U.S. Cellular to calculate its provision for income taxes.  This process involves estimating the actual current income tax liability together with assessing temporary differences resulting from the different treatment of items for tax purposes.  These temporary differences result in deferred income tax assets and liabilities, which are included in U.S. Cellular’s Consolidated Balance Sheet.  U.S. Cellular must then assess the likelihood that deferred income tax assets will be realized based on future taxable income and, to the extent management believes that realization is not likely, establish a valuation allowance.  Management’s judgment is required in determining the provision for income taxes, deferred income tax assets and liabilities and any valuation allowance that is established for deferred income tax assets.

U.S. Cellular recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for details regarding U.S. Cellular’s income tax provision, deferred income taxes and liabilities, valuation allowances and unrecognized tax benefits, including information regarding estimates that impact income taxes.

Allowance for Doubtful Accounts

U.S. Cellular’s accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular’s wireless systems.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing accounts receivable.  The allowance is estimated based on historical experience and other factors that could affect collectability.  Accounts receivable balances are reviewed on either an aggregate or individual basis for collectability depending on the type of receivable.  When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts.  U.S. Cellular does not have any off-balance sheet credit exposure related to its customers.  U.S. Cellular will continue to monitor its accounts receivable balances and related allowance for doubtful accounts on an ongoing basis to assess whether it has adequately provided for potentially uncollectible amounts.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for additional information regarding U.S. Cellular’s allowance for doubtful accounts.

Loyalty Reward Program

See the Revenue Recognition section of Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements to the Notes to Consolidated Financial Statements for a description of this program and the related accounting.

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program.  Under this method, revenue allocated to loyalty reward points is deferred and recognized at the time the customer redeems loyalty reward points.  U.S. Cellular does not have sufficient historical data in which to estimate any portion of loyalty reward points that will not be redeemed.  As such, 100% of the value of the loyalty reward points is deferred until redeemed. U.S. Cellular will periodically review and revise the redemption rate as appropriate based on history and related future expectations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

U.S. Cellular is billed for all services it receives from TDS pursuant to the terms of various agreements between U.S. Cellular and TDS.  These billings are included in U.S. Cellular’s Selling, general and administrative expenses.  Some of these agreements were established prior to U.S. Cellular’s initial public offering, when TDS owned more than 90% of U.S. Cellular’s outstanding capital stock, and may not reflect terms that would be obtainable from an unrelated third party through arms-length negotiations.  Billings from TDS to U.S. Cellular are based on expenses specifically identified to U.S. Cellular and on allocations of common expenses.  Such allocations are based on the relationship of U.S. Cellular’s assets, employees, investment in property, plant and equipment and expenses to the total assets, employees, investment in property, plant and equipment and expenses of TDS.  Management believes that the method TDS uses to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular are reflected in U.S. Cellular’s consolidated financial statements.  Billings from TDS to U.S. Cellular totaled $107.5 million, $114.8 million and $113.3 million for 2010, 2009 and 2008, respectively.

The following persons are partners of Sidley Austin LLP, the principal law firm of U.S. Cellular and its subsidiaries: Walter C.D. Carlson, a director of U.S. Cellular, a director and non-executive Chairman of the Board of Directors of TDS and a trustee and beneficiary of a voting trust that controls TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of U.S. Cellular and certain other subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries. U.S. Cellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $9.8 million in 2010, $8.6 million in 2009 and $6.9 million in 2008.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related party transactions, as such term is defined by the rules of the New York Stock Exchange.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

SAFE HARBOR CAUTIONARY STATEMENT

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical facts, including the words “believes,” “anticipates,” “intends,” “expects” and similar words.  These statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following risks:

•                  Intense competition in the markets in which U.S. Cellular operates could adversely affect U.S. Cellular’s revenues or increase its costs to compete.

•                  A failure by U.S. Cellular to successfully execute its business strategy or allocate resources or capital could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  A failure by U.S. Cellular’s service offerings to meet customer expectations could limit U.S. Cellular’s ability to attract and retain customers and could have an adverse effect on U.S. Cellular’s operations.

•                  U.S. Cellular’s system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•                  An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to U.S. Cellular could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  U.S. Cellular currently receives a significant amount of roaming revenues.  As a result of acquisitions by other companies in the wireless industry, U.S. Cellular roaming revenues have declined significantly from amounts earned in certain prior years.  Further industry consolidation and continued build outs by other wireless carriers could cause roaming revenues to decline even more, which would have an adverse effect on U.S. Cellular’s business, financial condition and results of operations.

•                  A failure by U.S. Cellular to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on U.S. Cellular’s business and operations.

•                  To the extent conducted by the FCC, U.S. Cellular is likely to participate in FCC auctions of additional spectrum in the future as an applicant or as a non-controlling partner in another auction applicant and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on U.S. Cellular.

•                  Changes in the regulatory environment or a failure by U.S. Cellular to timely or fully comply with any applicable regulatory requirements could adversely affect U.S. Cellular’s financial condition, results of operations or ability to do business.

•                  Changes in USF funding and/or intercarrier compensation could have a material adverse impact on U.S. Cellular’s financial position or results of operations.

•                  An inability to attract and/or retain highly competent management, technical, sales and other personnel could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  U.S. Cellular’s assets are concentrated in the U.S. wireless telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•                  The completion of acquisitions by other companies has led to increased consolidation in the wireless telecommunications industry.  U.S. Cellular’s lower scale relative to larger wireless carriers has in the past and could in the future prevent or delay its access to new products including wireless devices, new technology and/or new content and applications which could adversely affect U.S. Cellular’s ability to attract and retain customers and, as a result, could adversely affect its business, financial condition or results of operations.

•                  U.S. Cellular’s inability to manage its supply chain or inventory successfully could have an adverse effect on its business, financial condition or results of operations.

•                  Changes in general economic and business conditions, both nationally and in the markets in which U.S. Cellular operates, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  Changes in various business factors could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  Advances or changes in telecommunications technology, such as Voice over Internet Protocol (“VoIP”), High-Speed Packet Access (“HSPA”), WiMAX or Long-Term Evolution (“LTE”), could render certain technologies used by U.S. Cellular obsolete, could put U.S. Cellular at a competitive disadvantage, could reduce U.S. Cellular’s revenues or could increase its costs of doing business.

•                  Complexities associated with deploying new technologies present substantial risk.

•                  U.S. Cellular could incur higher than anticipated intercarrier compensation costs.

•                  U.S. Cellular is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of these fees are subject to great uncertainty.

•                  Changes in U.S. Cellular’s enterprise value, changes in the market supply or demand for wireless licenses, adverse developments in the business or the industry in which U.S. Cellular is involved and/or other factors could require U.S. Cellular to recognize impairments in the carrying value of its license costs, goodwill and/or physical assets.

•                  Costs, integration problems or other factors associated with developing and enhancing business support systems, acquisitions/divestitures of properties or licenses and/or expansion of U.S. Cellular’s business could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  A significant portion of U.S. Cellular’s revenues is derived from customers who buy services through independent agents who market U.S. Cellular’s services on a commission basis. If U.S. Cellular’s relationships with these agents are seriously harmed, its business, financial condition or results of operations could be adversely affected.

•                  U.S. Cellular’s investments in technologies which are unproven may not produce the benefits that U.S. Cellular expects.

•                  A failure by U.S. Cellular to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network and support systems could have an adverse effect on its operations.

•                  Financial difficulties (including bankruptcy proceedings) or other operational difficulties of any of U.S. Cellular’s key suppliers or vendors, termination or impairment of U.S. Cellular’s relationships with such suppliers or vendors, or a failure by U.S. Cellular to manage its supply chain effectively could result in delays or termination of U.S. Cellular’s receipt of required equipment or services, or could result in excess quantities of required equipment or services, any of which could adversely affect U.S. Cellular’s business, financial condition or results of operations.

•                  U.S. Cellular has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on U.S. Cellular’s financial condition or results of operations.

•                  A failure by U.S. Cellular to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, including breaches of network or information technology security, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  Wars, conflicts, hostilities and/or terrorist attacks or equipment failures, power outages, natural disasters or other events could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  The market price of U.S. Cellular’s Common Shares is subject to fluctuations due to a variety of factors.

•                  Identification of errors in financial information or disclosures could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC. Such amendments or restatements and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  The existence of material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or failure to prevent fraud, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities, claims, litigation or otherwise, could require U.S. Cellular to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on U.S. Cellular’s financial condition or results of operations.

•                  Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events, could, among other things, impede U.S. Cellular’s access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on U.S. Cellular’s financial condition or results of operations.

•                  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in U.S. Cellular’s credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to U.S. Cellular, which could require U.S. Cellular to reduce its construction, development or acquisition programs.

•                  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on U.S. Cellular’s financial condition, results of operations or ability to do business.

•                  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent U.S. Cellular from using necessary technology to provide services or subject U.S. Cellular to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on U.S. Cellular’s business, financial condition or results of operations.

•                  There are potential conflicts of interests between TDS and U.S. Cellular.

•                  Certain matters, such as control by TDS and provisions in the U.S. Cellular Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of U.S. Cellular.

•                  Any of the foregoing events or other events could cause customer net additions, revenues, operating income, capital expenditures and/or any other financial or statistical information to vary from U.S. Cellular’s forward-looking estimates by a material amount.

You are referred to a further discussion of these risks as set forth under “Risk Factors” in U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2010.  U.S. Cellular undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.  Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

As of December 31, 2010, the majority of U.S. Cellular’s debt was in the form of fixed-rate notes with original maturities ranging up to 30 years.  Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.

The following table presents the scheduled principal payments on long-term debt and capital lease obligations, and the related weighted average interest rates by maturity dates at December 31, 2010:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations (1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations (2)
2011	$0.1	9.8%
2012	0.1	9.8%
2013	0.2	9.8%
2014	0.2	9.8%
2015	0.2	9.8%
After 5 years	877.6	7.0%
Total	$878.4	7.0%

(1)   The total long-term debt obligation amount is different than the total long-term debt amount shown on the Consolidated Balance Sheet due to the $10.3 million unamortized discount related to the 6.7% senior notes. See Note 12—Debt in the Notes to Consolidated Financial Statements for additional information.

(2)   Represents the weighted average interest rates at December 31, 2010 for debt maturing in the respective periods.  At December 31, 2010, the total weighted average interest rate on long-term debt obligations was 7.0%.

Fair Value of Long-Term Debt

At December 31, 2010 and 2009, the estimated fair value of long-term debt obligations, excluding capital lease obligations and the current portion of such long-term debt, was $850.4 million and $853.9 million, respectively.  The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for the 7.5% senior notes and discounted cash flow analysis for the 6.7% senior notes.

United States Cellular Corporation

Consolidated Statement of Operations

Year Ended December 31,	2010	2009	2008
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$3,913,001	$3,927,128	$3,939,695
Equipment sales	264,680	286,752	302,859
Total operating revenues	4,177,681	4,213,880	4,242,554

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	854,931	802,854	783,066
Cost of equipment sold	742,981	742,993	743,406
Selling, general and administrative (including charges from affiliates of $107.5 million, $114.8 million and $113.3 million in 2010, 2009 and 2008)	1,796,624	1,747,404	1,706,585
Depreciation, amortization and accretion	570,955	564,935	572,649
Loss on impairment of intangible assets	—	14,000	386,653
Loss on asset disposals, net	10,717	16,169	17,413
Total operating expenses	3,976,208	3,888,355	4,209,772

Operating income	201,473	325,525	32,782

Investment and other income (expense)
Equity in earnings of unconsolidated entities	97,318	96,800	91,981
Interest and dividend income	3,808	3,597	5,730
Gain on disposition of investments	—	—	16,628
Interest expense	(61,555)	(78,199)	(78,535)
Other, net	72	1,442	1,269
Total investment and other income (expense)	39,643	23,640	37,073

Income before income taxes	241,116	349,165	69,855
Income tax expense	81,958	117,850	9,067

Net income	159,158	231,315	60,788
Less: Net income attributable to noncontrolling interests, net of tax	(23,084)	(21,768)	(25,083)
Net income attributable to U.S. Cellular shareholders	$136,074	$209,547	$35,705

Basic weighted average shares outstanding	86,128	86,946	87,457
Basic earnings per share attributable to U.S. Cellular shareholders	$1.58	$2.41	$0.41

Diluted weighted average shares outstanding	86,518	87,168	87,754
Diluted earnings per share attributable to U.S. Cellular shareholders	$1.57	$2.40	$0.41

The accompanying notes are an integral part of these consolidated financial statements.

United States Cellular Corporation

Consolidated Statement of Cash Flows

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Cash flows from operating activities
Net income	$159,158	$231,315	$60,788
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	570,955	564,935	572,649
Bad debts expense	76,292	107,991	73,157
Stock-based compensation expense	18,044	16,362	15,122
Deferred income taxes, net	73,727	47,260	(77,327)
Equity in earnings of unconsolidated entities	(97,318)	(96,800)	(91,981)
Distributions from unconsolidated entities	100,359	91,105	91,845
Gain on disposition of investments	—	—	(16,628)
Loss on impairment of intangible assets	—	14,000	386,653
Loss on asset disposals, net	10,717	16,169	17,413
Noncash interest expense	2,540	2,442	1,772
Excess tax benefit from stock awards	(114)	(24)	(1,151)
Other operating activities	(2,369)	—	210
Changes in assets and liabilities from operations
Accounts receivable	(75,252)	(114,646)	(69,017)
Inventory	40,277	(35,992)	(15,563)
Accounts payable - trade	(14,660)	47,503	(4,572)
Accounts payable - affiliate	(3,940)	5,119	1,093
Customer deposits and deferred revenues	6,180	(9,921)	6,713
Accrued taxes	(70,057)	48,218	(28,197)
Accrued interest	204	(2,121)	—
Other assets and liabilities	79,546	(51,107)	(202)
	874,289	881,808	922,777

Cash flows from investing activities
Additions to property, plant and equipment	(583,134)	(546,758)	(585,590)
Proceeds from disposition of investments	—	—	16,690
Cash received from divestitures	—	50	6,838
Cash paid for acquisitions and licenses	(17,101)	(16,027)	(341,694)
Cash paid for investments	(250,250)	(450)	—
Cash received for investments	60,330	120	—
Other investing activities	(953)	1,614	(271)
	(791,108)	(561,451)	(904,027)

Cash flows from financing activities
Borrowings from revolving credit facilities	—	—	100,000
Repayment of revolving credit facilities	—	—	(100,000)
Repayment of long-term debt	(316)	(140,236)	(3,039)
Common shares reissued for benefit plans, net of tax payments	509	(82)	(2,288)
Common shares repurchased	(52,827)	(33,585)	(28,366)
Excess tax benefit from stock awards	114	24	1,151
Payment of debt issuance costs	(2,229)	(4,421)	—
Distributions to noncontrolling interests	(19,631)	(18,426)	(19,676)
Payments to acquire additional interest in subsidiaries	(8,786)	(285)	—
Other financing activities	—	69	(69)
	(83,166)	(196,942)	(52,287)

Net increase (decrease) in cash and cash equivalents	15	123,415	(33,537)

Cash and cash equivalents
Beginning of period	294,411	170,996	204,533
End of period	$294,426	$294,411	$170,996

The accompanying notes are an integral part of these consolidated financial statements.

United States Cellular Corporation

Consolidated Balance Sheet — Assets

December 31,	2010	2009
(Dollars in thousands)
Current assets
Cash and cash equivalents	$294,426	$294,411
Short-term investments	146,586	330
Accounts receivable
Customers and agents, less allowances of $24,455 and $26,260, respectively	331,452	339,825
Roaming	37,218	28,450
Affiliated	226	135
Other, less allowances of $1,361 and $364, respectively	55,123	56,647
Inventory	112,279	152,556
Prepaid income taxes	41,397	717
Prepaid expenses	53,356	63,463
Net deferred income tax asset	26,757	21,570
Other current assets	10,804	51,013
	1,109,624	1,009,117
Investments
Licenses	1,452,101	1,435,000
Goodwill	494,737	494,737
Customer lists, net of accumulated amortization of $96,153 and $92,829, respectively	759	4,083
Investments in unconsolidated entities	160,847	161,481
Notes and interest receivable—long-term	4,070	4,214
Long-term investments	46,033	—
	2,158,547	2,099,515
Property, plant and equipment
In service and under construction	6,340,537	5,844,962
Less: Accumulated depreciation	3,766,015	3,284,102
	2,574,522	2,560,860

Other assets and deferred charges	50,367	38,776

Total assets	$5,893,060	$5,708,268

The accompanying notes are an integral part of these consolidated financial statements.

United States Cellular Corporation

Consolidated Balance Sheet — Liabilities and Equity

December 31,	2010	2009
(Dollars and shares in thousands)
Current liabilities
Current portion of long-term debt	$101	$76
Accounts payable
Affiliated	10,791	14,732
Trade	281,601	296,288
Customer deposits and deferred revenues	146,428	140,248
Accrued taxes	39,299	57,507
Accrued compensation	65,952	62,242
Other current liabilities	121,823	92,884
	665,995	663,977

Deferred liabilities and credits
Net deferred income tax liability	583,444	515,320
Other deferred liabilities and credits	234,855	218,489

Long-term debt	867,941	867,522

Commitments and contingencies

Noncontrolling interests with redemption features	855	727

Equity
U.S. Cellular shareholders’ equity
Series A Common and Common Shares
Authorized 190,000 shares (50,000 Series A Common and 140,000 Common Shares)
Issued 88,074 shares (33,006 Series A Common and 55,068 Common Shares)
Outstanding 85,547 shares (33,006 Series A Common and 52,541 Common Shares) and 86,540 shares (33,006 Series A Common and 53,534 Common Shares), respectively
Par Value ($1 per share) ($33,006 Series A Common and $55,068 Common Shares)	88,074	88,074
Additional paid-in capital	1,368,487	1,356,322
Treasury Shares, at cost, 2,527 and 1,534 Common Shares, respectively	(105,616)	(69,616)
Retained earnings	2,135,507	2,015,752
Total U.S. Cellular shareholders’ equity	3,486,452	3,390,532

Noncontrolling interests	53,518	51,701

Total equity	3,539,970	3,442,233

Total liabilities and equity	$5,893,060	$5,708,268

The accompanying notes are an integral part of these consolidated financial statements.

United States Cellular Corporation

Consolidated Statement of Changes in Equity

	U.S. Cellular Shareholders
(Dollars in thousands)	Series A Common and Common Shares	Additional Paid-In Capital	Treasury Shares	Accumulated Other Comprehensive Income	Retained Earnings	Total U.S. Cellular Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2007	$88,074	$1,316,785	$(41,859)	$10,134	$1,813,004	$3,186,138	$46,831	$3,232,969
Add (Deduct)
Net income attributable to U.S. Cellular shareholders	—	—	—	—	35,705	35,705	—	35,705
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	21,229	21,229
Net change in marketable equity securities	—	—	—	(10,134)	—	(10,134)	—	(10,134)
Repurchase of Common Shares	—	4,554	(32,920)	—	—	(28,366)	—	(28,366)
Incentive and compensation plans	—	1,268	24,521	—	(27,332)	(1,543)	—	(1,543)
Stock-based compensation awards	—	15,122	—	—	—	15,122	—	15,122
Tax windfall (shortfall) from stock awards	—	2,417	—	—	—	2,417	—	2,417
Distributions to noncontrolling interests	—	—	—	—	—	—	(19,676)	(19,676)
Other	—	—	—	—	—	—	183	183
Balance, December 31, 2008	$88,074	$1,340,146	$(50,258)	$—	$1,821,377	$3,199,339	$48,567	$3,247,906

The accompanying notes are an integral part of these consolidated financial statements.

United States Cellular Corporation

Consolidated Statement of Changes in Equity

	U.S. Cellular Shareholders
(Dollars in thousands)	Series A Common and Common Shares	Additional Paid-In Capital	Treasury Shares	Retained Earnings	Total U.S. Cellular Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2008	$88,074	$1,340,146	$(50,258)	$1,821,377	$3,199,339	$48,567	$3,247,906
Add (Deduct)
Net income attributable to U.S. Cellular shareholders	—	—	—	209,547	209,547	—	209,547
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	21,630	21,630
Repurchase of Common Shares	—	—	(33,585)	—	(33,585)	—	(33,585)
Incentive and compensation plans	—	1,445	14,227	(15,172)	500	—	500
Adjust investment in subsidiaries for noncontrolling interest purchase	—	(128)	—	—	(128)	(70)	(198)
Stock-based compensation awards	—	16,362	—	—	16,362	—	16,362
Tax windfall (shortfall) from stock awards	—	(1,503)	—	—	(1,503)	—	(1,503)
Distributions to noncontrolling interests	—	—	—	—	—	(18,426)	(18,426)
Balance, December 31, 2009	$88,074	$1,356,322	$(69,616)	$2,015,752	$3,390,532	$51,701	$3,442,233

The accompanying notes are an integral part of these consolidated financial statements.

United States Cellular Corporation

Consolidated Statement of Changes in Equity

	U.S. Cellular Shareholders
(Dollars in thousands)	Series A Common and Common Shares	Additional Paid-In Capital	Treasury Shares	Retained Earnings	Total U.S. Cellular Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2009	$88,074	$1,356,322	$(69,616)	$2,015,752	$3,390,532	$51,701	$3,442,233
Add (Deduct)
Net income attributable to U.S. Cellular shareholders	—	—	—	136,074	136,074	—	136,074
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	22,992	22,992
Repurchase of Common Shares	—	—	(52,827)	—	(52,827)	—	(52,827)
Incentive and compensation plans	—	606	16,827	(16,319)	1,114	—	1,114
Adjust investment in subsidiaries for noncontrolling interest purchases	—	(4,268)	—	—	(4,268)	(1,544)	(5,812)
Stock-based compensation awards	—	18,044	—	—	18,044	—	18,044
Tax windfall (shortfall) from stock awards	—	(2,217)	—	—	(2,217)	—	(2,217)
Distributions to noncontrolling interests	—	—	—	—	—	(19,631)	(19,631)
Balance, December 31, 2010	$88,074	$1,368,487	$(105,616)	$2,135,507	$3,486,452	$53,518	$3,539,970

The accompanying notes are an integral part of these consolidated financial statements.

United States Cellular Corporation

Consolidated Statement of Comprehensive Income

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Net income	$159,158	$231,315	$60,788
Net change in accumulated other comprehensive income
Net change in marketable equity securities and equity method investments	—	—	(10,134)
Comprehensive income	159,158	231,315	50,654
Less: Comprehensive income attributable to noncontrolling interests	(23,084)	(21,768)	(25,083)
Comprehensive income attributable to U.S. Cellular shareholders	$136,074	$209,547	$25,571

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

United States Cellular Corporation (“U.S. Cellular”), a Delaware Corporation, is an 83%-owned subsidiary of Telephone and Data Systems, Inc. (“TDS”).

Nature of Operations

U.S. Cellular owns, operates and invests in wireless systems throughout the United States.  As of December 31, 2010, U.S. Cellular served 6.1 million customers in 26 states.  U.S. Cellular operates as one reportable segment.

Principles of Consolidation

The accounting policies of U.S. Cellular conform to accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Unless otherwise specified, references to accounting provisions and GAAP in these notes refer to the requirements of the FASB ASC.  The consolidated financial statements include the accounts of U.S. Cellular, its majority-owned subsidiaries, general partnerships in which U.S. Cellular has a majority partnership interest and variable interest entities (“VIEs”) in which U.S. Cellular is the primary beneficiary.  Both VIE and primary beneficiary represent terms defined by GAAP.  Prior to January 1, 2010, the primary beneficiary of a VIE was the entity that recognized a majority of a VIE’s expected gains or losses, as determined based on a quantitative model.  Effective January 1, 2010, new provisions under GAAP related to accounting for VIEs provide for a more qualitative assessment in determining the primary beneficiary of a VIE.  The revised consolidation guidance related to VIEs effective January 1, 2010 did not change U.S. Cellular’s consolidated reporting entities.

Effective January 1, 2009, U.S. Cellular adopted new required provisions under GAAP related to the accounting and reporting for noncontrolling interests.

Pursuant to this adoption, the following provisions were applied prospectively effective January 1, 2009:

•                  All earnings and losses of a subsidiary are attributed to the parent and the noncontrolling interest, even if the losses attributable to the noncontrolling interest result in a deficit noncontrolling interest balance.  Previously, any losses exceeding the noncontrolling interest’s investment in the subsidiary were attributed to the parent.  This change did not have a significant impact on U.S. Cellular’s financial statements in 2010 or 2009.

•                  Once control of a subsidiary is obtained, changes in ownership interests in that subsidiary that do not result in a loss of control are accounted for as equity transactions.  Previously, decreases in ownership interest in a subsidiary were accounted for as equity transactions, while increases in ownership interests of a subsidiary were accounted for as step acquisitions.  This change did not have a significant impact on U.S. Cellular’s financial statements in 2010 or 2009.

All material intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2010 financial statement presentation.  These reclassifications did not affect consolidated net income attributable to U.S. Cellular shareholders, cash flows, assets, liabilities or equity for the years presented.

Business Combinations

Effective January 1, 2009, U.S. Cellular adopted new required provisions under GAAP related to accounting for business combinations. Although the revised provisions still require that all business combinations are to be accounted for at fair value in accordance with the acquisition method, they require U.S. Cellular to revise its application of the acquisition method in a number of significant aspects. Specifically, the new provisions require that transaction costs are to be expensed and that the acquirer must recognize 100% of the acquiree’s assets and liabilities rather than a proportional share, for acquisitions of less than 100% of a business. In addition, the revised provisions eliminate the step acquisition model and provide that all business combinations, whether full, partial or step acquisitions, will result in all assets and liabilities of an acquired business being recorded at their fair values at the acquisition date.

During 2008, U.S. Cellular applied the provisions of GAAP related to business combinations in effect during that period. Similar to the revised provisions, the previous provisions required the application of the acquisition method whereby business combinations were to be accounted for at fair value. However, the previous provisions were different in a number of respects, including (but not limited to) the requirement that all direct and incremental costs relating to an acquisition be included in the acquisition costs, and the requirement that the acquirer only recognize its proportional share of the fair value of assets and liabilities acquired in a partial business acquisition.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.  Significant estimates are involved in accounting for goodwill and indefinite-lived intangible assets, depreciation, amortization and accretion, allowance for doubtful accounts, loyalty reward points, and income taxes.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less.

Outstanding checks totaled $17.5 million and $21.0 million at December 31, 2010 and 2009, respectively, and are classified as Accounts payable-Trade in the Consolidated Balance Sheet.

Short-Term and Long-Term Investments

As of December 31, 2010 and 2009, U.S. Cellular had $146.6 million and $0.3 million in Short-term investments and $46.0 million and $0 in Long-term investments, respectively. Short-term and Long-term investments consist of certificates of deposit (short-term only), U.S. treasuries and corporate notes, all of which are designated as held-to-maturity investments, and are recorded at amortized cost in the Consolidated Balance Sheet.  The corporate notes are guaranteed by the Federal Deposit Insurance Corporation. For these investments, U.S. Cellular’s objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk. See Note 3—Fair Value Measurements in the Notes to Consolidated Financial Statements for additional details on Short-term and Long-term investments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular’s wireless systems.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing accounts receivable.  The allowance is estimated based on historical experience and other factors that could affect collectability.  Accounts receivable balances are reviewed on either an aggregate or individual basis for collectability depending on the type of receivable.  When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts.  U.S. Cellular does not have any off-balance sheet credit exposure related to its customers.

The changes in the allowance for doubtful accounts during the years ended December 31, 2010, 2009 and 2008 were as follows:

(Dollars in thousands)	2010	2009	2008
Beginning balance	$26,624	$8,372	$12,723
Additions, net of recoveries	76,292	107,991	73,157
Deductions	(77,100)	(89,739)	(77,508)
Ending balance	$25,816	$26,624	$8,372

Inventory

Inventory primarily consists of wireless devices stated at the lower of cost or market, with cost determined using the first-in, first-out method and market determined by replacement costs or estimated net realizable value.

Fair Value Measurements

Under the provisions of GAAP, fair value is a market-based measurement and not an entity-specific measurement, based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price).  The provisions also establish a fair value hierarchy that contains three levels for inputs used in fair value measurements.  Level 1 inputs include quoted market prices for identical assets or liabilities in active markets.  Level 2 inputs include quoted market prices for similar assets and liabilities in active markets or quoted market prices for identical assets and liabilities in inactive markets.  Level 3 inputs are unobservable.

Licenses

Licenses consist of costs incurred in acquiring Federal Communications Commission (“FCC”) licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs related to acquiring the licenses.

U.S. Cellular has determined that wireless licenses are indefinite-lived intangible assets and, therefore, not subject to amortization based on the following factors:

•                  Radio spectrum is not a depleting asset.

•                  The ability to use radio spectrum is not limited to any one technology.

•                  U.S. Cellular and its consolidated subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

•                  U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years or, in some cases, every fifteen years. To date, all of U.S. Cellular’s license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a “renewal expectancy.” Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided “substantial service” during their license term and have “substantially complied” with FCC rules and policies. U.S. Cellular believes that it is probable that its future license renewal applications will be granted.

Goodwill

U.S. Cellular has goodwill as a result of its acquisitions of wireless markets. Such goodwill represents the excess of the total purchase price over the fair value of net assets acquired in these transactions.

Goodwill and Licenses Impairment Assessment

Goodwill and licenses must be assessed for impairment annually or more frequently if events or changes in circumstances indicate that such assets might be impaired.

The impairment test for goodwill is a two-step process. The first step compares the fair value of the reporting unit to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill in this second step, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference.

The impairment test for an indefinite-lived intangible asset other than goodwill consists of comparing the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference.

Quoted market prices in active markets are the best evidence of fair value of an intangible asset or reporting unit and are used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenues, or similar performance measures. The use of these techniques involve assumptions by management about factors that are uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs could create materially different results.

Prior to 2009, U.S. Cellular completed the required annual impairment assessment of its licenses and goodwill as of April 1 of each year. As a result of the deterioration in the credit and financial markets and the decline of the overall economy in the fourth quarter of 2008, U.S. Cellular performed an interim impairment assessment of licenses and goodwill as of December 31, 2008. Effective April 1, 2009, U.S. Cellular adopted a new accounting policy whereby its annual impairment review of goodwill and indefinite-lived intangible assets will be performed as of November 1 instead of the second quarter of each year.  The change in the annual goodwill and indefinite-lived intangible asset impairment testing date was made to better align the annual impairment test with the timing of U.S. Cellular’s annual strategic planning process, which allows for a better estimate of the future cash flows used in discounted cash flow models to test for impairment.  This change in accounting policy did not delay, accelerate or avoid an impairment charge.

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of impairment testing of goodwill in 2010 and 2009, U.S. Cellular identified five reporting units. The five reporting units represent five geographic groupings of FCC licenses, representing five geographic service areas. U.S. Cellular tests licenses for impairment at the level of reporting referred to as a unit of accounting. For purposes of its annual impairment testing of licenses as of November 1, 2010 and 2009, U.S. Cellular combined its FCC licenses into eighteen units of accounting. Of these, thirteen of such eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing. The five units of accounting for which licenses are being utilized are referred to as “built licenses” and the thirteen units of accounting for which licenses are not being utilized are referred to as “unbuilt licenses.”

For purposes of impairment testing of goodwill, U.S. Cellular prepares valuations of each of the five reporting units. A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the current industry and economic markets. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the discount rate, estimated future cash flows, projected capital expenditures and the terminal growth rate.

In 2009, U.S. Cellular changed its method of estimating the fair value of built licenses for purposes of impairment testing from the multiple period excess cash flow method (“MPECF method”) to the build-out method.  U.S. Cellular elected to make this change as the build-out method is a more widely used and accepted valuation method in estimating the fair value of licenses for purposes of impairment testing in the wireless industry.  U.S. Cellular does not believe the build-out method yields a significantly different estimate of the fair value of licenses than the MPECF method.

The MPECF method estimated the fair value of the units of accounting by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets and assembled workforce to arrive at the economic margin.  A contributory asset charge for goodwill was subtracted from the economic margin to arrive at the after-tax excess cash flows applicable to the licenses.

The build-out method estimates the value of licenses by calculating future cash flows from a hypothetical start-up wireless company and assumes that the only assets available upon formation are the underlying licenses. To apply this method, a hypothetical build-out of the company’s wireless network, infrastructure, workforce and related costs are projected based on market participant information. Calculated cash flows, along with a terminal value, are discounted to the present and summed to determine the estimated fair value.

For units of accounting which consist of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to change by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period.

Investments in Unconsolidated Entities

Investments in unconsolidated entities consist of amounts invested in wireless entities in which U.S. Cellular holds a noncontrolling interest.  U.S. Cellular follows the equity method of accounting for such investments in which its ownership interest equals or exceeds 20% for corporations and equals or exceeds 3% for partnerships and limited liability companies.  The cost method of accounting is followed for such investments in which U.S. Cellular’s ownership interest is less than 20% for corporations and is less than 3% for partnerships and limited liability companies and for investments for which U.S. Cellular does not have the ability to exercise significant influence.

For its equity method investments for which financial information is readily available, U.S. Cellular records its equity in the earnings of the entity in the current period.  For its equity method investments for which financial information is not readily available, U.S. Cellular records its equity in the earnings of the entity on a one quarter lag basis.

Property, Plant and Equipment

U.S. Cellular’s Property, plant and equipment is stated at the original cost of construction or purchase including capitalized costs of certain taxes, payroll-related expenses, interest and estimated costs to remove the assets.

Expenditures that enhance the productive capacity of assets in service or extend their useful lives are capitalized and depreciated.  Expenditures for maintenance and repairs of assets in service are charged to System operations expense or Selling, general and administrative expense, as applicable. Retirements and disposals of assets are recorded by removing the original cost of the asset (along with the related accumulated depreciation) from plant in service and charging it, together with removal cost less any salvage realized, to Loss on asset disposals, net.

Costs of developing new information systems are capitalized and amortized over their expected economic useful lives.

Depreciation

Depreciation is provided using the straight-line method over the estimated useful life of the assets.

U.S. Cellular depreciates leasehold improvement assets associated with leased properties over periods ranging from one to thirty years; such periods approximate the shorter of the assets’ economic lives or the specific lease terms.

Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. U.S. Cellular did not materially change the useful lives of its property, plant and equipment in 2010, 2009 or 2008.

Impairment of Long-lived Assets

U.S. Cellular reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. The impairment test for tangible long-lived assets is a two-step process. The first step compares the carrying value of the asset (or asset group) with the estimated undiscounted cash flows over the remaining asset (or asset group) life. If the carrying value of the asset (or asset group) is greater than the undiscounted cash flows, the second step of the test is performed to measure the amount of impairment loss. The second step compares the carrying value of the asset to its estimated fair value. If the carrying value exceeds the estimated fair value (less cost to sell), an impairment loss is recognized for the difference.

Quoted market prices in active markets are the best evidence of fair value of a tangible long-lived asset and are used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique. The use of this technique involves assumptions by management about factors that are uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs could create materially different results.

Agent Liabilities

U.S. Cellular has relationships with agents, which are independent businesses that obtain customers for U.S. Cellular.  At December 31, 2010 and 2009, U.S. Cellular had accrued $71.3 million and $55.2 million, respectively, for amounts due to agents.  This amount is included in Other current liabilities in the Consolidated Balance Sheet.

Other Assets and Deferred Charges

Other assets and deferred charges primarily represent legal and other charges related to U.S. Cellular’s various borrowing instruments, and are amortized over the respective term of each instrument.  The amounts for deferred charges included in the Consolidated Balance Sheet at December 31, 2010 and 2009, are shown net of accumulated amortization of $11.9 million and $11.8 million, respectively.

Asset Retirement Obligations

U.S. Cellular accounts for asset retirement obligations in accordance with GAAP, which requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred.  At the time the liability is incurred, U.S. Cellular records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount.  The liability is accreted to its present value over a period ending with the estimated settlement date of the respective asset retirement obligation.  Upon settlement of the obligation, any difference between the cost to retire the asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statement of Operations.

Treasury Shares

Common Shares repurchased by U.S. Cellular are recorded at cost as treasury shares and result in a reduction of equity.  Treasury shares are reissued as part of U.S. Cellular’s stock-based compensation programs.  When treasury shares are reissued, U.S. Cellular determines the cost using the first-in, first-out cost method.  The difference between the cost of the treasury shares and reissuance price is included in Additional paid-in capital or Retained earnings.

Revenue Recognition

Revenues from wireless operations consist primarily of:

•                  Charges for access, airtime, roaming, long distance, data and other value added services provided to U.S. Cellular’s retail customers and to end users through third-party resellers;

•                  Charges to carriers whose customers use U.S. Cellular’s systems when roaming;

•                  Sales of equipment and accessories;

•                  Amounts received from the Universal Service Fund (“USF”) in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier (“ETC”); and

•                  Redemptions of loyalty reward points for products or services.

Revenues related to wireless services and other value added services are recognized as services are rendered.  Revenues billed in advance or in arrears of the services being provided are estimated and deferred or accrued, as appropriate.

Revenues from sales of equipment and accessories are recognized when title and risk of loss passes to the agent or end-user customer.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Multiple Deliverable Revenue Arrangements—a consensus of FASB Emerging Issues Task Force (“ASU 2009-13”).  ASU 2009-13 provides for less restrictive separation criteria that must be met for a deliverable to be considered a separate unit of accounting.  Additionally, under this Standard, there is a hierarchy for determining the selling price of a unit of accounting and consideration must be allocated using a relative-selling price method.  U.S. Cellular is required to adopt the provisions of ASU 2009-13 on January 1, 2011, however elected to adopt the provisions as of October 1, 2010 on a retroactive basis to January 1, 2010.  U.S. Cellular made this election due to certain new service offerings (Belief Plans) with multiple elements that were introduced by U.S. Cellular in the fourth quarter of 2010.  These new service offerings may include a combination of the following elements which are considered separate units of accounting under ASU 2009-13: wireless service (voice, messaging and data), wireless devices, phone replacement of such wireless handsets, and loyalty reward points that may be redeemed by customers for wireless products and services in future periods.  The adoption of ASU 2009-13 on October 1, 2010 had no impact on any previously reported financial statement amounts for 2010 interim periods.

U.S. Cellular allocates revenue to each element of these service offerings accounted for under ASU 2009-13 using the relative selling price method.  Under this method, arrangement consideration, which consists of the amounts billed to the customer net of any cash-based discounts, are allocated to each element on the basis of their relative selling price, on a stand-alone basis.  Such stand-alone selling price is determined in accordance with the following hierarchy:

•                  U.S. Cellular-specific objective evidence of stand-alone selling price, if available; otherwise

•                  Third-party evidence of selling price, if it is determinable; otherwise

•                  A best estimate of stand-alone selling price.

U.S. Cellular estimates stand-alone selling prices of the elements of its new service offerings as follows:

•                  Wireless services — Based on the actual selling price U.S. Cellular offers when such plan is sold on a stand-alone basis, or if the plan is not sold on a stand-alone basis, U.S. Cellular’s estimate of the price of such plan based on similar plans that are sold on a stand-alone basis.

•                  Wireless devices — Based on the selling price of the respective wireless device when it is sold on a stand-alone basis.

•                  Phone Replacement — Based on U.S. Cellular’s estimate of the price of this service if it were sold on a stand-alone basis, which was calculated by estimating the cost of this program plus a reasonable margin.

•                  Loyalty reward points — By estimating the retail price of the products and services for which points may be redeemed and dividing such amount by the number of loyalty points required to receive such products and services.  This is calculated on a weighted average basis and requires U.S. Cellular to estimate the percentage of loyalty points that will be redeemed for each product or service.

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program.  Under this method, revenue allocated to loyalty reward points is deferred and recognized at the time the customer redeems loyalty reward points.  U.S. Cellular does not have sufficient historical data in which to estimate any portion of loyalty reward points that will not be redeemed.  As such, 100% of the value of the loyalty reward points is deferred until redeemed.

The introduction of these new service offerings in conjunction with the adoption of ASU 2009-13 required U.S. Cellular to defer the recognition of revenue related to amounts billed to customers that are attributed to loyalty reward points, and therefore impacted the timing of revenue recognition related to such service offerings.  As of December 31, 2010, $7.1 million of revenue was deferred related to loyalty reward points outstanding as of this date.  This amount was recorded in Customer deposits and deferred revenues (a current liability account) in the Consolidated Balance Sheet, as customers may redeem their reward points within the current period.

Cash-based discounts and incentives, including discounts to customers who pay their bills through the use of on-line bill payment methods, are recognized as a reduction of Operating revenues concurrently with the associated revenue, and are allocated to the various products and services in the bundled offering based on their respective relative selling price.

In order to provide better control over wireless device quality, U.S. Cellular sells wireless devices to agents. U.S. Cellular pays rebates to agents at the time an agent activates a new customer or retains an existing customer in a transaction involving a wireless device.  U.S. Cellular accounts for these rebates by reducing revenues at the time of the wireless device sale to the agent rather than at the time the agent activates a new customer or retains a current customer.  Similarly, U.S. Cellular offers certain wireless device sales rebates and incentives to its retail customers and records the revenue net of the corresponding rebate or incentive.  The total potential rebates and incentives are reduced by U.S. Cellular’s estimate of rebates that will not be redeemed by customers based on historical experience of such redemptions.

Activation fees charged with the sale of service only, where U.S. Cellular does not also sell a wireless device to the customer, are deferred and recognized over the average customer life.  U.S. Cellular defers recognition of a portion of commission expenses related to these activations in the amount of deferred activation fee revenues. This method of accounting provides for matching of revenues and direct incremental costs associated with such activations within each reporting period.  GAAP requires that activation fees charged with the sale of equipment and service to be allocated to the equipment and service based upon the relative selling prices of each item.  This generally results in the recognition of the activation fee as additional wireless device revenue at the time of sale.

ETC revenues recognized in the reporting period represent the amounts which U.S. Cellular is entitled to receive for such period, as determined and approved in connection with U.S. Cellular’s designation as an ETC in various states.

Amounts Collected from Customers and Remitted to Governmental Authorities

U.S. Cellular records amounts collected from customers and remitted to governmental authorities net within a tax liability account if the tax is assessed upon the customer and U.S. Cellular merely acts as an agent in collecting the tax on behalf of the imposing governmental authority.  If the tax is assessed upon U.S. Cellular, then amounts collected from customers as recovery of the tax are recorded in Service revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations.  The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $137.6 million, $109.1 million and $140.7 million for 2010, 2009 and 2008, respectively.

Advertising Costs

U.S. Cellular expenses advertising costs as incurred.  Advertising costs totaled $265.2 million, $256.9 million and $277.8 million for 2010, 2009 and 2008, respectively.

Income Taxes

U.S. Cellular is included in a consolidated federal income tax return with other members of the TDS consolidated group.  TDS and U.S. Cellular are parties to a Tax Allocation Agreement which provides that U.S. Cellular and its subsidiaries be included with the TDS affiliated group in a consolidated federal income tax return and in state income or franchise tax returns in certain situations.  For financial statement purposes, U.S. Cellular and its subsidiaries calculate their income, income taxes and credits as if they comprised a separate affiliated group.  Under the Tax Allocation Agreement, U.S. Cellular remits its applicable income tax payments to TDS.  U.S. Cellular had a tax receivable balance with TDS of $40.8 million and a tax payable balance of $1.7 million as of December 31, 2010 and 2009, respectively.

Deferred taxes are computed using the liability method, whereby deferred tax assets are recognized for future deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for future taxable temporary differences.  Both deferred tax assets and liabilities are measured using the tax rates anticipated to be in effect when the temporary differences reverse.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.  U.S. Cellular evaluates income tax uncertainties, assesses the probability of the ultimate settlement with the applicable taxing authority and records an amount based on that assessment.

Stock-Based Compensation

U.S. Cellular has established a long-term incentive plan, an employee stock purchase plan, and a non-employee director compensation plan.  Also, U.S. Cellular employees are eligible to participate in the TDS employee stock purchase plan.  These plans are described more fully in Note 15—Stock-based Compensation.  These plans are considered compensatory plans; therefore, recognition of compensation cost for grants made under these plans is required.

U.S. Cellular values its share-based payment transactions using a Black-Scholes valuation model.  Stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that is ultimately expected to vest.  Accordingly, stock-based compensation cost recognized has been reduced for estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Pre-vesting forfeitures and expected life are estimated based on historical experience related to similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.  U.S. Cellular believes that its historical experience provides the best estimates of future pre-vesting forfeitures and future expected life.  The expected volatility assumption is based on the historical volatility of U.S. Cellular’s common stock over a period commensurate with the expected life.  The dividend yield assumption is zero because U.S. Cellular has never paid a dividend and has expressed its intention to retain all future earnings in the business.  The risk-free interest rate assumption is determined using the implied yield for zero-coupon U.S. government issues with a remaining term that approximates the expected life of the stock options.

Compensation cost for stock option awards is recognized over the respective requisite service period of the awards, which is generally the vesting period, on a straight-line basis for each separate vesting portion of the awards as if the awards were, in-substance, multiple awards (graded vesting attribution method).

Defined Contribution Plans

U.S. Cellular participates in a qualified noncontributory defined contribution pension plan sponsored by TDS; such plan provides pension benefits for the employees of U.S. Cellular and its subsidiaries.  Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently.  Pension costs were $11.6 million, $12.8 million and $10.3 million in 2010, 2009 and 2008, respectively.

U.S. Cellular also participates in a defined contribution retirement savings plan (“401(k) plan”), sponsored by TDS.  Total costs incurred from U.S. Cellular’s contributions to the 401(k) plan were $15.3 million, $14.3 million and $13.9 million in 2010, 2009 and 2008, respectively.

Operating Leases

U.S. Cellular is a party to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases.  Certain leases have renewal options and/or fixed rental increases.  Renewal options that are reasonably assured of exercise are included in determining the lease term.  U.S. Cellular accounts for certain operating leases that contain rent abatements, lease incentives and/or fixed rental increases by recognizing lease revenue and expense on a straight-line basis over the lease term.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update No. 2009-14, Certain Revenue Arrangements that include Software Elements (“ASU 2009-14”). ASU 2009-14 amends accounting and reporting guidance for revenue arrangements involving both tangible products and software that is “more than incidental to the tangible product as a whole.”  ASU 2009-14 is effective for U.S. Cellular on January 1, 2011.  U.S. Cellular does not anticipate that this pronouncement will have a significant impact on its financial position or results of operations.

NOTE 2 NONCONTROLLING INTERESTS

Under GAAP, certain noncontrolling interests in consolidated entities with finite lives may meet the definition of mandatorily redeemable financial instruments. U.S. Cellular’s consolidated financial statements include certain noncontrolling interests that meet this definition of mandatorily redeemable financial instruments.  These mandatorily redeemable noncontrolling interests represent interests held by third parties in consolidated partnerships and limited liability companies (“LLCs”), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the noncontrolling interest holders and U.S. Cellular in accordance with the respective partnership and LLC agreements.  The termination dates of these mandatorily redeemable noncontrolling interests range from 2085 to 2107.

The settlement value of U.S. Cellular’s mandatorily redeemable noncontrolling interests in finite-lived subsidiaries is estimated to be $184.9 million at December 31, 2010.  This amount represents the estimate of cash that would be due and payable to settle these noncontrolling interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2010, net of estimated liquidation costs.  This amount excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet.  U.S. Cellular currently has no plans or intentions relating to the liquidation of any of the related partnerships or LLCs prior to their scheduled termination dates.  The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships and LLCs at December 31, 2010 was $60.9 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate carrying value of these mandatorily redeemable noncontrolling interests is primarily due to the unrecognized appreciation of the noncontrolling interest holders’ share of the underlying net assets in the consolidated partnerships and LLCs.  Neither the noncontrolling interest holders’ share, nor U.S. Cellular’s share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements. The estimate of settlement value was based on certain factors and assumptions which are subjective in nature.  Changes in those factors and assumptions could result in a materially larger or smaller settlement amount.

NOTE 3 FAIR VALUE MEASUREMENTS

As of December 31, 2010 and 2009, U.S. Cellular did not have any financial assets or liabilities that were required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP.  However, U.S. Cellular has applied the provisions of fair value accounting for purposes of computing the fair value of financial instruments for disclosure purposes as displayed below.

	December 31,		December 31,
	2010		2009
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value

Cash and cash equivalents	$294,426	$294,426	$294,411	$294,411
Short-term investments (1)(2)
Certificates of deposit	250	250	330	330
Government-backed securities (3)	146,336	146,336	—	—
Long-term investments (1)(4)
Government-backed securities (3)	46,033	46,034	—	—
Long-term debt (5)	863,657	850,374	863,202	853,937

(1)	Designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet.
(2)	Maturities are less than twelve months from the respective balance sheet dates.
(3)	Includes U.S. treasuries and corporate notes guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
(4)	Maturities range between 14 and 24 months from the balance sheet date.
(5)	Excludes capital lease obligations and current portion of Long-term debt.

The fair values of Cash and cash equivalents and Short-term investments approximate their book values due to the short-term nature of these financial instruments.  The fair values of Long-term investments were estimated using quoted market prices for the individual issuances.  The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for the 7.5% senior notes and discounted cash flow analysis for the 6.7% senior notes.

As of December 31, 2009, U.S. Cellular had certain Licenses recorded at fair value in its Consolidated Balance Sheet as a result of impairment losses recognized at or proximate to December 31, 2009.  For Licenses recorded at fair value, the following table provides information regarding their classification in the fair value hierarchy:

		Fair Value Measurements Using
Description	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Losses) (1)
(Dollars in thousands)

Licenses recorded at fair value	$57,000	$—	$—	$57,000	$(14,000)

(1)

These losses represent the excess carrying value of the Licenses over their estimated fair values at November 1, 2009, the impairment testing date in the fourth quarter of 2009. Such amount is recorded as Loss on impairment of intangible assets in the Consolidated Statement of Operations.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for information regarding the methods and assumptions used to estimate the fair values for Licenses and a description of the levels in the fair value hierarchy.

NOTE 4 INCOME TAXES

U.S. Cellular’s Prepaid income taxes were $41.4 million and $0.7 million at December 31, 2010 and 2009, respectively.  At December 31, 2010, Prepaid income taxes included prepaid federal income taxes of $39.7 million and prepaid state income taxes of $1.7 million.  At December 31, 2009, Prepaid income taxes included prepaid state income taxes of $0.7 million, and Accrued taxes included $2.0 million of accrued federal income taxes.  The timing of the enactment of federal bonus depreciation provisions in 2010 caused a significant increase in prepaid federal income taxes at December 31, 2010.

Income tax expense is summarized as follows:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Current
Federal	$19,290	$69,942	$76,305
State	(11,059)	648	10,089
Deferred
Federal	57,759	41,884	(49,428)
State	15,968	5,376	(27,899)
	$81,958	$117,850	$9,067

A reconciliation of U.S. Cellular’s income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to U.S. Cellular’s effective income tax expense rate is as follows:

	2010		2009		2008
Year Ended December 31,	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense and rate	$84.4	35.0%	$122.2	35.0%	$24.4	35.0%
State income taxes, net of federal benefit	5.0	2.1	0.1	0.1	(10.5)	(15.1)
Effect of noncontrolling interests	(4.6)	(1.9)	(4.8)	(1.4)	(4.5)	(6.4)
Effect of gains (losses) on investments, sales of assets and impairment of assets	—	—	—	—	1.3	1.8
Other differences, net	(2.8)	(1.2)	0.4	0.1	(1.6)	(2.3)
Effective income tax expense and rate	$82.0	34.0%	$117.9	33.8%	$9.1	13.0%

U.S. Cellular’s current net deferred tax asset totaled $26.8 million and $21.6 million at December 31, 2010 and 2009, respectively.  The 2010 and 2009 current net deferred tax asset primarily represents the deferred tax effects of accrued liabilities and the allowance for doubtful accounts on customer receivables.

U.S. Cellular’s noncurrent deferred income tax assets and liabilities at December 31, 2010 and 2009 and the temporary differences that gave rise to them were as follows:

December 31,	2010	2009
(Dollars in thousands)
Noncurrent deferred tax assets
Net operating loss (“NOL”) carryforwards	$33,724	$26,884
Stock-based compensation	17,204	15,526
Other	38,998	35,584
	89,926	77,994
Less valuation allowance	(28,252)	(17,977)
Total noncurrent deferred tax assets	61,674	60,017
Noncurrent deferred tax liabilities
Licenses/intangibles	246,599	221,754
Property, plant and equipment	323,334	288,094
Partnership investments	71,566	61,272
Other	3,619	4,217
Total noncurrent deferred tax liabilities	645,118	575,337
Net noncurrent deferred income tax liability	$583,444	$515,320

At December 31, 2010, U.S. Cellular and certain subsidiaries had $617.9 million of state NOL carryforwards (generating a $27.8 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries which generated the losses.  The state NOL carryforwards expire between 2011 and 2030.  Certain subsidiaries had federal NOL carryforwards (generating a $5.9 million deferred tax asset) available to offset future taxable income.  The federal NOL carryforwards expire between 2011 and 2030.  A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

At December 31, 2010 and 2009, U.S. Cellular had $32.5 million and $34.4 million, respectively, in unrecognized tax benefits.  If these benefits were recognized, they would have reduced income tax expense in 2010 and 2009 by $21.1 million and $18.9 million, respectively, net of the federal benefit from state income taxes.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Dollars in thousands)	2010	2009	2008
Balance at January 1,	$34,442	$27,786	$33,890
Additions for tax positions of current year	5,119	4,966	4,858
Additions for tax positions of prior years	550	3,114	692
Reductions for tax positions of prior years	(1,560)	(1,399)	(5,320)
Reductions for settlements of tax positions	(5,938)	—	(3,177)
Reductions for lapses in statutes of limitations	(66)	(25)	(3,157)
Balance at December 31,	$32,547	$34,442	$27,786

Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet.

As of December 31, 2010, U.S. Cellular believes it is reasonably possible that unrecognized tax benefits could decrease by approximately $7.0 million in the next twelve months.  The nature of the uncertainty primarily relates to state income tax positions and the expiration of statutes of limitation.

U.S. Cellular recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.  The amounts charged to income tax expense related to interest and penalties totaled $3.0 million, $2.1 million and $4.4 million in 2010, 2009 and 2008, respectively.  Accrued interest and penalties were $19.3 million and $15.7 million at December 31, 2010 and 2009, respectively.

U.S. Cellular is included in TDS’ consolidated federal income tax return. U.S. Cellular also files various state and local income tax returns.  The TDS consolidated group remains subject to federal income tax audits for the tax years after 2007.

In conjunction with an Internal Revenue Service (“IRS”) audit of the TDS consolidated group’s federal income tax returns for the tax years 2002 through 2005, TDS made a $38 million deposit with the IRS in 2009 related to an initial proposed assessment made by the IRS related to a specific tax position.  U.S. Cellular then paid TDS a $34 million deposit in 2009, which represented U.S. Cellular’s proportionate share of the TDS deposit.  The purpose of the deposit was to eliminate any potential interest expense subsequent to the deposit.  The IRS subsequently conceded the specific tax position, and after closure of the IRS audit for the tax years 2002 through 2005, the IRS returned this $38 million deposit to TDS in 2010, and TDS also returned U.S. Cellular’s $34 million deposit in 2010.

NOTE 5 VARIABLE INTEREST ENTITIES (VIEs)

From time to time, the FCC conducts auctions through which additional spectrum is made available for the provision of wireless services.  U.S. Cellular participated in spectrum auctions indirectly through its interests in Aquinas Wireless L.P. (“Aquinas Wireless”), King Street Wireless L.P. (“King Street Wireless”), Barat Wireless L.P. (“Barat Wireless”) and Carroll Wireless L.P. (“Carroll Wireless”), collectively, the “limited partnerships.”  Each limited partnership participated in and was awarded spectrum licenses in one of four separate spectrum auctions (FCC Auctions 78, 73, 66 and 58).  Each limited partnership qualified as a “designated entity” and thereby was eligible for bidding credits with respect to licenses purchased in accordance with the rules defined by the FCC for each auction.  In most cases, the bidding credits resulted in a 25% discount from the gross winning bid.

Consolidated VIEs

As of December 31, 2010, U.S. Cellular consolidates the following VIEs under GAAP:

•                  Aquinas Wireless;

•                  King Street Wireless and King Street Wireless, Inc., the general partner of King Street Wireless;

•                  Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless; and

•                  Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless.

U.S. Cellular holds a variable interest in the entities listed above.  It has made capital contributions and/or advances to these entities.  The power to direct the activities of the VIEs that most significantly impact their economic performance is shared.  Specifically, the general partner of each of these VIEs has the exclusive right to manage, operate and control the limited partnerships and make all decisions to carry on the business of the partnerships; however, the general partner of each partnership needs consent of the limited partner, a U.S. Cellular subsidiary, to sell or lease certain licenses, to make certain large expenditures, admit other partners or liquidate the limited partnerships.  Although the power to direct the activities of the VIEs is shared, U.S. Cellular has a disproportionate level of exposure to the variability associated with the economic performance of the VIEs, indicating that U.S. Cellular is the primary beneficiary of the VIEs in accordance with GAAP.  Accordingly, these VIEs are consolidated.

Following is a summary of the capital contributions and advances made to each entity by U.S. Cellular as of December 31, 2010.  The amounts shown in the table below exclude funds provided to these entities solely from the shareholder of the general partner.

(Dollars in thousands)
Aquinas Wireless	$2,132
King Street Wireless & King Street Wireless, Inc.	300,904
Barat Wireless & Barat Wireless, Inc.	127,685
Carroll Wireless & Carroll PCS, Inc.	131,294
$562,015

The following table presents the classification of the consolidated VIEs’ assets and liabilities in U.S. Cellular’s Consolidated Balance Sheet.

December 31,	2010	2009
(Dollars in thousands)
Assets
Cash	$1,673	$679
Other current assets	323	393
Licenses	487,962	487,962
Property, plant and equipment	1,548	440
Total assets	$491,506	$489,474

Liabilities
Customer deposits and deferred revenues	$95	$70
Total liabilities	$95	$70

Other Related Matters

U.S. Cellular may agree to make additional capital contributions and/or advances to the VIEs discussed above and/or to their general partners to provide additional funding for the development of licenses granted in the various auctions.  U.S. Cellular may finance such amounts with a combination of cash on hand, borrowings under its revolving credit agreement and/or long-term debt.  There is no assurance that U.S. Cellular will be able to obtain additional financing on commercially reasonable terms or at all to provide such financial support.

The limited partnership agreements also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership.  The general partner’s put options related to its interests in Carroll Wireless, Barat Wireless, King Street Wireless and Aquinas Wireless will become exercisable in 2013, 2017, 2019 and 2020, respectively. The put option price is determined pursuant to a formula that takes into consideration fixed interest rates and the market value of U.S. Cellular’s Common Shares.  Upon exercise of the put option, the general partner is required to repay borrowings due to U.S. Cellular.  If the general partner does not elect to exercise its put option, the general partner may trigger an appraisal process in which the limited partner (a subsidiary of U.S. Cellular) may have the right, but not the obligation, to purchase the general partner’s interest in the limited partnership at a price and on other terms and conditions specified in the limited partnership agreement.  In accordance with requirements under GAAP, U.S. Cellular is required to calculate a theoretical redemption value for all of the puts assuming they are exercisable at the end of each reporting period, even though such exercise is not contractually permitted.  Pursuant to GAAP, this theoretical redemption value, net of amounts payable to U.S. Cellular for loans (and accrued interest thereon) made by U.S. Cellular to the general partners, is recorded as Noncontrolling interests with redemption features in U.S. Cellular’s Consolidated Balance Sheet.  Also in accordance with GAAP, changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in U.S. Cellular’s Consolidated Statements of Operations.

These VIEs are in the process of developing Long-Term Evolution (“LTE”) deployment plans.  These entities were formed to participate in FCC auctions of wireless spectrum and to fund, establish, and provide wireless service with respect to any FCC licenses won in the auctions.  As such, these entities have risks similar to those described in the “Risk Factors” in U.S. Cellular’s Annual Report on Form 10-K.

NOTE 6 EARNINGS PER SHARE

Basic earnings per share attributable to U.S. Cellular shareholders is computed by dividing Net income attributable to U.S. Cellular shareholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share attributable to U.S. Cellular shareholders is computed by dividing Net income attributable to U.S. Cellular shareholders by the weighted average number of common shares outstanding during the period adjusted to include the effects of potentially dilutive securities.  Potentially dilutive securities primarily include incremental shares issuable upon exercise of outstanding stock options and the vesting of restricted stock units.

The amounts used in computing Earnings per Common and Series A Common Share and the effects of potentially dilutive securities on the weighted average number of Common and Series A Common Shares are as follows:

Year ended December 31,	2010	2009	2008
(Dollars and shares in thousands,
except earnings per share)
Net income attributable to U.S. Cellular shareholders	$136,074	$209,547	$35,705

Weighted average number of shares used in basic earnings per share	86,128	86,946	87,457
Effect of dilutive securities:
Stock options	89	21	150
Restricted stock units	301	201	147
Weighted average number of shares used in diluted earnings per share	86,518	87,168	87,754

Basic earnings per share attributable to U.S. Cellular shareholders	$1.58	$2.41	$0.41

Diluted earnings per share attributable to U.S. Cellular shareholders	$1.57	$2.40	$0.41

Certain Common Shares issuable upon the exercise of stock options or vesting of restricted stock units were not included in average diluted shares outstanding for the calculation of Diluted earnings per share because their effects were antidilutive. The number of such Common Shares excluded is shown in the table below.

(Shares in thousands)	2010	2009	2008

Stock options	1,771	2,045	1,103

Restricted stock units	224	193	176

NOTE 7 ACQUISITIONS, DIVESTITURES AND EXCHANGES

U.S. Cellular assesses its existing wireless interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on capital.  As part of this strategy, U.S. Cellular reviews attractive opportunities to acquire additional wireless operating markets and wireless spectrum.  In addition, U.S. Cellular may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success.

U.S. Cellular acquisitions in 2010, 2009 and 2008 and the allocation of the purchase price for these acquisitions were as follows:

		Allocation of Purchase Price
(Dollars in thousands)	Purchase price (1)	Goodwill (2)	Licenses	Customer lists	Net tangible assets (liabilities)

2010
Licenses	$17,101	$—	$17,101	$—	$—
Total	$17,101	$—	$17,101	$—	$—

2009
Licenses	$15,750	$—	$15,750	$—	$—
Total	$15,750	$—	$15,750	$—	$—

2008
FCC Auction 73 licenses (3)	$300,479	$—	$300,479	$—	$—
Other licenses	32,340	—	32,340	—	—
Businesses	9,152	2,963	4,803	1,045	341
Total	$341,971	$2,963	$337,622	$1,045	$341

(1)          Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and the timing of cash payments related to the respective transactions.

(2)          $1.6 million of the goodwill was amortizable for income tax purposes in 2008.

(3)          King Street Wireless L.P., an entity in which a subsidiary of U.S. Cellular is a limited partner, made these payments. U.S. Cellular loaned these funds to the partnership and the general partner and made direct capital investments to fund the auction payment.

NOTE 8 LICENSES AND GOODWILL

Changes in U.S. Cellular’s licenses and goodwill are presented below.  See Note 7—Acquisitions, Divestitures and Exchanges for information regarding transactions which affected licenses and goodwill during the periods.

Licenses

Year Ended December 31,	2010	2009
(Dollars in thousands)
Balance, beginning of year	$1,435,000	$1,433,415
Acquisitions	17,101	15,750
Impairment	—	(14,000)
Other	—	(165)
Balance, end of year	$1,452,101	$1,435,000

Goodwill

Year Ended December 31,	2010	2009
(Dollars in thousands)
Assigned value at time of acquisition	$494,737	$494,279
Accumulated impairment losses in prior periods	—	—
Balance, beginning of period	494,737	494,279
Impairment	—	—
Acquisitions	—	—
Other	—	458
Balance, end of period	$494,737	$494,737

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for a description of accounting policies related to licenses and goodwill.

2010 Impairment Assessment

In 2010, U.S. Cellular completed the required annual impairment assessment of its licenses and goodwill in the fourth quarter. The assessment resulted in no impairment of goodwill or licenses.

2009 Impairment Assessment

In 2009, U.S. Cellular completed the required annual impairment assessment of its licenses and goodwill in the fourth quarter. The assessment resulted in no impairment of goodwill and an impairment loss of $14.0 million on licenses. The entire impairment loss relates to licenses in developed operating markets (built licenses).

2008 Impairment Assessment

In 2008, U.S. Cellular completed the required annual impairment assessment of its licenses and goodwill as of April 1.  As a result of the deterioration in the credit and financial markets and the decline of the overall economy in the fourth quarter of 2008, U.S. Cellular performed an interim impairment assessment of licenses and goodwill as of December 31, 2008. The assessment resulted in no impairment of goodwill and an impairment loss of $386.7 million on licenses. Of the $386.7 million, $330.6 million related to licenses in developed operating markets (built licenses) and $56.1 million related to licenses that are not being utilized (unbuilt licenses).

NOTE 9 INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless entities which are accounted for using either the equity or cost method as shown in the following table:

December 31,	2010	2009
(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$21,714	$21,120
Goodwill	1,171	1,171
Cumulative share of income	857,533	768,005
Cumulative share of distributions	(721,182)	(630,426)
	159,236	159,870
Cost method investments	1,611	1,611
Total investments in unconsolidated entities	$160,847	$161,481

Equity in earnings of unconsolidated entities totaled $97.3 million, $96.8 million and $92.0 million in 2010, 2009 and 2008, respectively; of those amounts, U.S. Cellular’s investment in the Los Angeles SMSA Limited Partnership (“LA Partnership”) contributed $64.8 million, $64.7 million and $66.1 million in 2010, 2009 and 2008, respectively.  U.S. Cellular held a 5.5% ownership interest in the LA Partnership throughout and at the end of each of these years.

The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and the combined results of operations of U.S. Cellular’s equity method investments:

December 31,	2010	2009
(Dollars in thousands)
Assets
Current	$411,000	$418,000
Due from affiliates	377,000	468,000
Property and other	1,962,000	1,869,000
	$2,750,000	$2,755,000

Liabilities and Equity
Current liabilities	$277,000	$249,000
Deferred credits	70,000	68,000
Long-term liabilities	25,000	26,000
Long-term capital lease obligations	44,000	43,000
Partners’ capital and shareholders’ equity	2,334,000	2,369,000
	$2,750,000	$2,755,000

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Results of Operations
Revenues	$4,950,000	$4,793,000	$4,764,000
Operating expenses	3,549,000	3,418,000	3,358,000
Operating income	1,401,000	1,375,000	1,406,000
Other income, net	38,000	43,000	27,000
Net income	$1,439,000	$1,418,000	$1,433,000

NOTE 10 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment in service and under construction, and related accumulated depreciation and amortization, as of December 31, 2010 and 2009 were as follows:

	Useful Lives
December 31,	(Years)	2010	2009
(Dollars in thousands)
Land	N/A	$26,791	$26,017
Buildings	20	317,474	300,285
Leasehold and land improvements	1-30	1,042,675	976,828
Cell site equipment	6-25	2,619,135	2,394,222
Switching equipment	1-8	943,843	862,826
Office furniture and equipment	3-5	610,434	549,871
Other operating equipment	5-25	323,411	302,643
System development	3-7	325,050	258,073
Work in process	N/A	131,724	174,197
		6,340,537	5,844,962
Accumulated depreciation and amortization		(3,766,015)	(3,284,102)
		$2,574,522	$2,560,860

Depreciation and amortization expense totaled $559.0 million, $551.7 million and $558.3 million in 2010, 2009 and 2008, respectively.

In 2010, 2009 and 2008, Loss on asset disposals, net included charges of $10.7 million, $16.2 million and $17.4 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service.

NOTE 11 ASSET RETIREMENT OBLIGATIONS

U.S. Cellular is subject to asset retirement obligations associated with its leased cell sites, switching office sites, retail store sites and office locations.  Asset retirement obligations generally include obligations to restore leased land and retail store and office premises to their pre-lease conditions.  These obligations are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.

During 2010 and 2009, U.S. Cellular performed a review of the assumptions and estimated costs related to its asset retirement obligations.  The results of the reviews (identified as “Revisions in estimated cash outflows”) and other changes in asset retirement obligations during 2010 and 2009 were as follows:

(Dollars in thousands)	2010	2009

Balance, beginning of period	$118,742	$116,996
Additional liabilities accrued	4,757	3,935
Revisions in estimated cash outflows	(1,382)	(9,437)
Disposition of assets	(2,086)	(1,128)
Accretion expense	8,678	8,376
Balance, end of period	$128,709	$118,742

NOTE 12 DEBT

Revolving Credit Facility

Prior to December 17, 2010, U.S. Cellular had a $300 million revolving credit facility available for general corporate purposes.  On December 17, 2010, U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties.  As a result, U.S. Cellular’s $300 million revolving credit agreement due to expire in June 2012, was terminated on December 17, 2010.  The new revolving credit agreement is due to expire in December 2015.  Amounts under the new revolving credit facility may be borrowed, repaid and reborrowed from time to time from and after December 17, 2010 until maturity in December 2015.

At December 31, 2010, U.S. Cellular had no outstanding borrowings and $0.2 million of outstanding letters of credit under the new revolving credit facility, leaving $299.8 million available for use.  Borrowings under the new revolving credit facility bear interest at the LIBOR (or, at U.S. Cellular’s option, an alternate “Base Rate” as defined in the revolving credit agreement) plus a contractual spread based on U.S. Cellular’s credit rating.  U.S. Cellular may select borrowing periods of either one, two, three or six months (or other period of twelve months or less requested by U.S. Cellular if approved by the lenders).  At December 31, 2010, the one-month LIBOR was 0.26% and the contractual spread was 200 basis points.  If U.S. Cellular provides less than three business days notice of intent to borrow, interest on borrowings is at the Base Rate plus the contractual spread. The new revolving credit facility required U.S. Cellular to pay fees at an aggregate rate of 0.9% of the total $300 million facility in 2010. Total fees recognized under the new and previous U.S. Cellular revolving credit facilities were $3.8 million, $5.9 million and $1.7 million in 2010, 2009 and 2008, respectively.

U.S. Cellular did not borrow against the revolving credit facilities in 2010 or 2009.

U.S. Cellular’s interest cost on its new revolving credit facility is subject to increase if its current credit rating from Standard & Poor’s Rating Service, Moody’s Investors Service and/or Fitch Ratings is lowered, and is subject to decrease if the rating is raised. The new credit facility would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in U.S. Cellular’s credit rating. However, a downgrade in U.S. Cellular’s credit rating could adversely affect its ability to renew the credit facility or obtain access to other credit facilities in the future.

The new revolving credit facility has a commitment fee based on the senior unsecured debt rating assigned to U.S. Cellular by certain ratings agencies.  The range of the commitment fee is 0.20% to 0.45% of the unused portion of the revolving credit facility.

At December 31, 2010, U.S. Cellular has recorded $4.3 million of issuance costs related to the new and previous revolving credit facilities which is included in Other assets and deferred charges in the Consolidated Balance Sheet.  Of this amount, $2.2 million relates to obtaining the new credit facility in 2010, and $2.1 million relates to the previous credit facility. These amounts will be amortized on a straight-line basis over the five-year term of the new credit facility.

The maturity date of any borrowings under U.S. Cellular’s new revolving credit facility would accelerate in the event of a change in control.

The continued availability of the new revolving credit facility requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. U.S. Cellular believes it was in compliance as of December 31, 2010 with all covenants and other requirements set forth in its new revolving credit facility.

In connection with U.S. Cellular’s new revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular’s new revolving credit agreement.  Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than “refinancing indebtedness” as defined in the subordination agreement) in excess of $105,000,000, and (ii) refinancing indebtedness in excess of $250,000,000, will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular’s new revolving credit agreement.  As of December 31, 2010, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the new revolving credit agreement pursuant to the subordination agreement.

Long-Term Debt

Long-term debt at December 31, 2010 and 2009 was as follows:

December 31,	2010	2009
(Dollars in thousands)
6.7% senior notes maturing in 2033	$544,000	$544,000
Unamortized discount	(10,343)	(10,798)
	533,657	533,202
7.5% senior notes maturing in 2034	330,000	330,000
Obligation on capital leases	4,385	4,396
Total long-term debt	868,042	867,598
Less: Current portion of long-term debt	101	76
Total long-term debt, excluding current portion	$867,941	$867,522

Unsecured Notes

The 6.7% senior notes are due December 15, 2033.  Interest is payable semi-annually.  U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

The 7.5% senior notes are due June 15, 2034.  Interest on the notes is payable quarterly.  U.S. Cellular may redeem the notes, in whole or in part, at any time on or after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

General

The covenants of the long-term debt obligations place certain restrictions on U.S. Cellular, including restrictions on the ability of its subsidiaries, subject to certain exclusions, to incur additional liens, enter into sale and leaseback transactions, and sell, consolidate or merge assets.

U.S. Cellular’s long-term debt indenture does not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in U.S. Cellular’s credit rating.  However, a downgrade in U.S. Cellular’s credit rating could adversely affect its ability to obtain long-term debt financing in the future.

U.S. Cellular does not have any annual requirements for principal payments on long-term debt over the next five years (excluding capital lease obligations).

NOTE 13 COMMITMENTS AND CONTINGENCIES

Lease Commitments

U.S. Cellular is a party to various lease agreements, both as lessee and lessor, for office space, retail store sites, cell sites and equipment which are accounted for as operating leases.  Certain leases have renewal options and/or fixed rental increases.  Renewal options that are reasonably assured of exercise are included in determining the lease term.  Any rent abatements or lease incentives, in addition to fixed rental increases, are included in the calculation of rent expense and calculated on a straight-line basis over the defined lease term.

U.S. Cellular accounts for certain lease agreements as capital leases.  The short- and long-term portions of capital lease obligations totaled $0.1 million and $4.3 million, respectively, as of December 31, 2010, and $0.1 million and $4.3 million, respectively, as of December 31, 2009.  The short- and long-term portions of capital lease obligations are included in Current portion of long-term debt and Long-term debt in the Consolidated Balance Sheet.

As of December 31, 2010, future minimum rental payments required under operating and capital leases and rental receipts expected under operating leases that have noncancellable lease terms in excess of one year were as follows:

	Operating Leases	Operating Leases	Capital Leases
	Future Minimum	Future Minimum	Future Minimum
(Dollars in thousands)	Rental Payments	Rental Receipts	Rental Payments

2011	$142,437	$33,813	$532
2012	120,887	28,723	544
2013	101,211	22,100	560
2014	77,111	16,170	568
2015	59,812	7,237	576
Thereafter	676,671	634	5,811
Total	$1,178,129	$108,677	8,591
Less: Interest expense			(4,206)
Present value of minimum lease payments			4,385
Less: Current portion of obligations under capital leases			(101)
Long-term portion of obligations under capital leases			$4,284

Rent expense totaled $163.1 million, $155.7 million and $138.6 million in 2010, 2009 and 2008, respectively.

Rent revenue totaled $35.4 million, $31.8 million and $26.8 million in 2010, 2009 and 2008, respectively.

Agreements

On August 17, 2010, U.S. Cellular and Amdocs Software Systems Limited (“Amdocs”) entered into agreements to develop a Billing and Operational Support System (“B/OSS”). Amdocs will license to U.S. Cellular certain customer order and relationship management, revenue management and billing software relating to the B/OSS.

The implementation of the licensed systems commenced in September 2010, and is expected to take over two years to complete.  The total estimated amount to be paid to Amdocs with respect to the agreements for delivery of the B/OSS is $73 million, and is expected to be paid out from August 2010 to October 2012.  At December 31, 2010, $11 million of the total $73 million commitment has been paid to Amdocs. U.S. Cellular anticipates capitalizing a majority of these costs as Systems development costs and amortizing such capitalized costs over the estimated useful life of the B/OSS system.  U.S. Cellular also is committed to purchase maintenance for an aggregate amount of approximately $35 million over a period of seven years, beginning in 2013.

Indemnifications

U.S. Cellular enters into agreements in the normal course of business that provide for indemnification of counterparties.  The terms of the indemnifications vary by agreement.  The events or circumstances that would require U.S. Cellular to perform under these indemnities are transaction specific; however, these agreements may require U.S. Cellular to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction.  U.S. Cellular is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time.  Historically, U.S. Cellular has not made any significant indemnification payments under such agreements.

Legal Proceedings

U.S. Cellular is involved or may be involved from time to time in legal proceedings before the FCC, other regulatory authorities, and/or various state and federal courts.  If U.S. Cellular believes that a loss arising from such legal proceedings is probable and can be reasonably estimated, an amount is accrued in the financial statements for the estimated loss.  If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued.  The assessment of the expected outcomes of legal proceedings is a highly subjective process that requires judgments about future events.  The legal proceedings are reviewed at least quarterly to determine the adequacy of accruals and related financial statement disclosures.  The ultimate outcomes of legal proceedings could differ materially from amounts accrued in the financial statements.

U.S. Cellular has accrued $1.5 million with respect to legal proceedings and unasserted claims as of December 31, 2010 and 2009.  U.S. Cellular has not accrued any amount for legal proceedings if it cannot estimate the amount of the possible loss or range of loss.  U.S. Cellular does not believe that the amount of any contingent loss in excess of the amounts accrued would be material.

NOTE 14 COMMON SHAREHOLDERS’ EQUITY

Tax-Deferred Savings Plan

U.S. Cellular has reserved 67,215 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code.  Participating employees have the option of investing their contributions in a U.S. Cellular Common Share fund, a TDS Common Share fund, a TDS Special Common Share fund, or certain unaffiliated funds.

Series A Common Shares

Series A Common Shares are convertible on a share-for-share basis into Common Shares.  In matters other than the election of directors, each Series A Common Share is entitled to ten votes per share, compared to one vote for each Common Share.  The Series A Common Shares are entitled to elect 75% of the directors (rounded down), and the Common Shares elect 25% of the directors (rounded up).  As of December 31, 2010, a majority of U.S. Cellular’s Common Shares and all of U.S. Cellular’s outstanding Series A Common Shares were held by TDS.

Common Share Repurchase Program

On November 17, 2009, the Board of Directors of U.S. Cellular authorized the repurchase of up to 1,300,000 Common Shares on an annual basis beginning in 2009 and continuing each year thereafter, on a cumulative basis.  These purchases will be made pursuant to open market purchases, block purchases, private purchases, or otherwise, depending on market prices and other conditions.  This authorization does not have an expiration date.

Share repurchases made under this authorization and prior authorizations, were as follows:

Year Ended December 31,	Number of Shares	Average Cost Per Share	Amount
(Dollars and share amounts in thousands)
2010
U.S. Cellular Common Shares	1,235	$42.76	$52,827

2009
U.S. Cellular Common Shares	887	$37.86	$33,585

2008
U.S. Cellular Common Shares	600	$54.87	$32,920

Pursuant to certain employee and non-employee benefit plans, U.S. Cellular reissued 241,954, 147,414 and 283,567 Treasury Shares in 2010, 2009 and 2008, respectively.

NOTE 15 STOCK-BASED COMPENSATION

U.S. Cellular has established the following stock-based compensation plans: a long-term incentive plan, an employee stock purchase plan, and a non-employee director compensation plan.  Also, U.S. Cellular employees are eligible to participate in the TDS employee stock purchase plan.

Under the U.S. Cellular 2005 Long-Term Incentive Plan, U.S. Cellular may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees.  At December 31, 2010, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

At December 31, 2010, U.S. Cellular had reserved 6,081,000 Common Shares for equity awards granted and to be granted under the 2005 Long-Term Incentive Plan, and also had reserved 35,000 Common Shares for issuance to employees under an employee stock purchase plan.  The maximum number of U.S. Cellular Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2010, was 6,116,000.

U.S. Cellular also has established a Non-Employee Director Compensation Plan under which it has reserved 39,000 Common Shares for issuance as compensation to members of the Board of Directors who are not employees of U.S. Cellular or TDS.

U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years.  Stock options generally vest over periods of between three and four years from the date of grant.  Stock options outstanding at December 31, 2010 expire between 2011 and 2020.  However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement.  Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options.  The exercise price of the option generally equals the market value of U.S. Cellular Common Shares on the date of grant.

U.S. Cellular estimated the fair value of stock options granted during 2010, 2009, and 2008 using the Black-Scholes valuation model and the assumptions shown in the table below.

	2010	2009	2008
Expected life	0.9-8.0 Years	3.9 Years	3.7 Years
Expected volatility	26.9%-43.9%	40.3%-44.2%	28.1%-40.3%
Dividend yield	0%	0%	0%
Risk-free interest rate	0.4%-3.1%	1.2%-2.2%	1.2%-3.5%
Estimated annual forfeiture rate	0.0%-8.4%	6.9%	11.3%

The fair value of options is recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during the three years ended December 31, 2010, is presented in the table below:

					Weighted
					Average
		Weighted	Weighted		Remaining
		Average	Average	Aggregate	Contractual
	Number of	Exercise	Grant Date	Intrinsic	Life
	Options	Price	Fair Value	Value	(in years)

Outstanding at December 31, 2007	1,399,000	$51.65
(544,000 exercisable)		38.21
Granted	685,000	56.99	$14.08
Exercised	(415,000)	37.90		$7,487,000
Forfeited	(38,000)	61.40
Expired	(5,000)	63.56
Outstanding at December 31, 2008	1,626,000	$57.15
(624,000 exercisable)		51.56
Granted	748,000	34.21	$11.75
Exercised	(181,000)	34.01		$821,000
Forfeited	(130,000)	47.98
Expired	(34,000)	56.84
Outstanding at December 31, 2009	2,029,000	$51.37		$
(1,046,000 exercisable)		54.40
Granted	831,000	41.98	$13.75
Exercised	(317,000)	38.60		$1,555,000
Forfeited	(88,000)	44.28
Expired	(193,000)	61.50
Outstanding at December 31, 2010	2,262,000	$49.12		$13,421,000	6.8
(1,151,000 exercisable)		$54.64		$3,782,000	5.1

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular’s closing stock price and the exercise price multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2010.

Long-Term Incentive Plan—Restricted Stock Units—U.S. Cellular grants restricted stock unit awards, which generally vest after three years, to key employees.

U.S. Cellular estimates the fair value of restricted stock units based on the closing market price of U.S. Cellular shares on the date of grant.  The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular nonvested restricted stock units at December 31, 2010 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	581,000	$48.68
Granted	334,000	42.21
Vested	(110,000)	71.76
Forfeited	(53,000)	44.83
Nonvested at December 31, 2010	752,000	$42.69

The total fair value of restricted stock units that vested during 2010, 2009 and 2008 was $4.7 million, $4.2 million and $8.3 million, respectively, as of the respective vesting dates.  The weighted average grant date fair value of restricted stock units granted in 2010, 2009 and 2008 was $42.21, $33.00 and $56.12, respectively.

Long-Term Incentive Plan—Deferred Compensation Stock Units—Certain U.S. Cellular employees may elect to defer receipt of all or a portion of their annual bonuses and to receive a company matching contribution on the amount deferred.  All bonus compensation that is deferred by employees electing to participate is immediately vested and is deemed to be invested in U.S. Cellular Common Share stock units.  The amount of U.S. Cellular’s matching contribution depends on the portion of the annual bonus that is deferred.  Participants receive a 25% match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus; such matching contributions also are deemed to be invested in U.S. Cellular Common Share stock units.  The matching contribution stock units vest ratably at a rate of one-third per year over three years.  Upon vesting and distribution of such matching contribution stock units, participants will receive U.S. Cellular Common Shares.

U.S. Cellular estimates the fair value of deferred compensation matching contribution stock units based on the closing market price of U.S. Cellular Common Shares on the date of match.  The fair value of such matching contribution stock units is then recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular nonvested deferred compensation stock units at December 31, 2010 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	3,900	$41.73
Granted	4,200	40.76
Vested	(7,700)	41.27
Forfeited	(100)	55.45
Nonvested at December 31, 2010	300	$40.13

The total fair value of deferred compensation stock units that vested during 2010, 2009 and 2008 was $0.4 million, $0.1 million and $0.1 million, respectively.  The weighted average grant date fair value of deferred compensation stock units granted in 2010, 2009 and 2008 was $40.76, $33.58 and $56.23, respectively.

Employee Stock Purchase Plan—The U.S. Cellular 2009 Employee Stock Purchase Plan became effective January 1, 2009 and will terminate December 31, 2013.  Under this plan, eligible employees of U.S. Cellular and its subsidiaries may purchase a limited number of U.S. Cellular Common Shares on a quarterly basis.  During 2008, the 2003 Employee Stock Purchase Plan was effective but terminated December 31, 2008.  U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan.

Under these plans, the per share cost to participants is 85% of the market value of the U.S. Cellular Common Shares or TDS Special Common Shares as of the issuance date.  The employee stock purchase plans are considered compensatory plans; therefore, recognition of compensation cost for stock issued under these plans is required.  Compensation cost is measured as the difference between the cost of the shares to plan participants and the market value of the shares on the date of issuance.

Compensation of Non-Employee Directors—U.S. Cellular issued 9,000 and 5,200 Common Shares in 2010 and 2009, respectively,  under its Non-Employee Director Compensation Plan.  No Common Shares were issued under this plan in 2008.

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense recognized during 2010, 2009 and 2008:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Stock option awards	$7,179	$7,024	$7,331
Restricted stock unit awards	10,056	8,640	7,213
Deferred compensation matching stock unit awards	165	151	350
Awards under employee stock purchase plan	314	241	228
Awards under non-employee director compensation plan	330	306	—
Total stock-based compensation, before income taxes	18,044	16,362	15,122
Income tax benefit	(6,812)	(6,154)	(5,585)
Total stock-based compensation expense, net of income taxes	$11,232	$10,208	$9,537

In 2010, 2009 and 2008, stock-based compensation expense of $2.0 million, $1.9 million and $1.5 million, respectively, was recorded in System operations expense and $16.0 million, $14.5 million and $13.6 million, respectively, was recorded in Selling, general and administrative expense in the Consolidated Statement of Operations.

At December 31, 2010, unrecognized compensation cost for all U.S. Cellular stock-based compensation awards was $20.4 million and is expected to be recognized over a weighted average period of 1.8 years.

U.S. Cellular’s tax benefits realized from the exercise of stock options and other awards totaled $2.8 million in 2010.

NOTE 16 SUPPLEMENTAL CASH FLOWS

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Interest paid	$59,049	$77,877	$76,763
Income taxes paid	$53,050	$36,863	$116,525

Following are supplemental cash flow disclosures regarding transactions related to stock-based compensation awards:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Common Shares withheld (1)	310,388	200,025	368,231

Aggregate value of Common Shares withheld	$13,527	$7,622	$20,055

Cash receipts upon exercise of stock options	$3,574	$1,572	$3,588
Cash disbursements for payment of taxes (2)	(3,065)	(1,654)	(5,876)
Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$509	$(82)	$(2,288)

(1)	Such shares were withheld to cover the exercise price of stock options, if applicable, and required tax withholdings.

(2)

In certain situations, U.S. Cellular withholds shares that are issuable upon the exercise of stock options or the vesting of restricted shares to cover, and with a value equivalent to, the exercise price and/or the amount of taxes required to be withheld from the stock award holder at the time of the exercise or vesting.  U.S. Cellular then pays the amount of the required tax withholdings to the taxing authorities in cash.

NOTE 17 RELATED PARTIES

U.S. Cellular is billed for all services it receives from TDS, pursuant to the terms of various agreements between it and TDS.  These billings are included in U.S. Cellular’s Selling, general and administrative expenses.  Some of these agreements were established at a time prior to U.S. Cellular’s initial public offering when TDS owned more than 90% of U.S. Cellular’s outstanding capital stock and may not reflect terms that would be obtainable from an unrelated third party through arms-length negotiations.  Billings from TDS to U.S. Cellular are based on expenses specifically identified to U.S. Cellular and on allocations of common expenses.  Such allocations are based on the relationship of U.S. Cellular’s assets, employees, investment in property, plant and equipment and expenses relative to all subsidiaries in the TDS consolidated group.  Management believes the method TDS uses to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular are reflected in its financial statements.  Billings to U.S. Cellular from TDS totaled $107.5 million, $114.8 million and $113.3 million in 2010, 2009 and 2008, respectively.

NOTE 18 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of U.S. Cellular and its subsidiaries: Walter C.D. Carlson, a director of U.S. Cellular, a director and non-executive Chairman of the Board of Directors of TDS and a trustee and beneficiary of a voting trust that controls TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of U.S. Cellular and certain other subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries. U.S. Cellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $9.8 million in 2010, $8.6 million in 2009 and $6.9 million in 2008.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related party transactions, as such term is defined by the rules of the New York Stock Exchange.

NOTE 19 REVISIONS OF CURRENT AND PRIOR PERIOD AMOUNTS

During the third quarter of 2011, U.S. Cellular discovered certain errors related to accounting for asset retirement obligations and asset retirement costs. These errors resulted in the overstatement of Total operating expenses, Property, plant and equipment, net and Other deferred liabilities and credits in 2010, 2009 and 2008.  In accordance with SEC Staff Accounting Bulletin Nos. 99 and 108 (“SAB 99” and “SAB 108”), U.S. Cellular evaluated these errors and determined that they were immaterial to each of the reporting periods affected and, therefore, amendments of previously filed reports were not required. However, if the adjustments to correct the cumulative errors had been recorded in the third quarter 2011, U.S. Cellular believes the impact would have been significant to the third quarter results and would have impacted comparisons to prior periods. SAB 108 provides that correcting prior year financial statements for immaterial errors does not require previously filed reports to be amended and that such corrections may be made the next time a registrant files the prior year financial statements.  Although SAB 108 would permit U.S. Cellular to correct the foregoing errors the next time it files its prior year financial statements, U.S. Cellular determined to voluntarily file this Form 8-K to reflect the corrections to such prior year financial information at this time.  Accordingly, U.S. Cellular is filing this Form 8-K to revise its Consolidated Statement of Operations, Statement of Changes in Equity, Statement of Cash Flows for the years ended December 31, 2010, 2009 and 2008, and the Consolidated Balance Sheet as of December 31, 2010 and 2009 for these immaterial amounts.  The Consolidated Statement of Changes in Equity at December 31, 2007 was revised to reflect the cumulative effect of these adjustments which resulted in a decrease to Retained earnings of $3.3 million.

The following tables provide information regarding the impact of these revisions on selected consolidated financial data:

	As previously
Year Ended or at December 31, 2010	reported (1)	Adjustment	Revised
(Dollars in thousands)
Depreciation, amortization and accretion	$577,054	$(6,099)	$570,955
Total operating expenses	3,982,307	(6,099)	3,976,208
Operating income	195,374	6,099	201,473
Income tax expense	79,609	2,349	81,958
Net income	155,408	3,750	159,158
Net income attributable to U.S. Cellular shareholders	132,324	3,750	136,074
Basic earnings per share attributable to U.S. Cellular shareholders	1.54	0.04	1.58
Diluted earnings per share attributable to U.S. Cellular shareholders	1.53	0.04	1.57
Property, plant and equipment, net	2,615,072	(40,550)	2,574,522
Total assets	5,933,610	(40,550)	5,893,060
Net deferred income tax liability	579,769	3,675	583,444
Other deferred liabilities and credits	284,949	(50,094)	234,855
Retained earnings	2,129,638	5,869	2,135,507

	As previously
Year Ended or at December 31, 2009	reported (1)	Adjustment	Revised
(Dollars in thousands)
Depreciation, amortization and accretion	$569,514	$(4,579)	$564,935
Total operating expenses	3,892,934	(4,579)	3,888,355
Operating income	320,946	4,579	325,525
Income tax expense	116,086	1,764	117,850
Net income	228,500	2,815	231,315
Net income attributable to U.S. Cellular shareholders	206,732	2,815	209,547
Basic earnings per share attributable to U.S. Cellular shareholders	2.38	0.03	2.41
Diluted earnings per share attributable to U.S. Cellular shareholders	2.37	0.03	2.40
Property, plant and equipment, net	2,601,338	(40,478)	2,560,860
Total assets	5,748,746	(40,478)	5,708,268
Net deferred income tax liability	513,994	1,326	515,320
Other deferred liabilities and credits	262,412	(43,923)	218,489
Retained earnings	2,013,633	2,119	2,015,752

	As previously
Year Ended or at December 31, 2008	reported (1)	Adjustment	Revised
(Dollars in thousands)
Depreciation, amortization and accretion	$576,821	$(4,172)	$572,649
Total operating expenses	4,213,944	(4,172)	4,209,772
Operating income	28,610	4,172	32,782
Income tax expense	7,460	1,607	9,067
Net income	58,223	2,565	60,788
Net income attributable to U.S. Cellular shareholders	33,140	2,565	35,705
Basic earnings per share attributable to U.S. Cellular shareholders	0.38	0.03	0.41
Diluted earnings per share attributable to U.S. Cellular shareholders	0.38	0.03	0.41
Property, plant and equipment, net	2,620,225	(33,120)	2,587,105
Total assets	5,584,202	(33,120)	5,551,082
Net deferred income tax liability	478,049	(438)	477,611
Other deferred liabilities and credits	235,224	(31,986)	203,238
Retained earnings	1,822,073	(696)	1,821,377

(1)	In Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011.

(2)

The balance sheet information as of December 31, 2008 was not included in U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2010. Accordingly, these “As previously reported” amounts are from U.S. Cellular’s Current Report on Form 8-K filed on August 5, 2010. This Form 8-K included revised financial information for certain prior years, including the balance sheet information as of December 31, 2008.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of United States Cellular Corporation

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows present fairly, in all material respects, the financial position of United States Cellular Corporation and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010  in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, based on our audits, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits.  We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting.  The consolidated financial statements of United States Cellular Corporation reflect an investment in this partnership of $114,800,000 and $116,000,000 as of December 31, 2010 and 2009, respectively, and equity earnings of $64,800,000, $64,700,000, and $66,100,000, respectively for each of the three years in the period ended December 31, 2010.  The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue in 2010 and business combinations and noncontrolling interests in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 25, 2011, except for Note 19, as to which the date is November 16, 2011

United States Cellular Corporation

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

Year Ended or at December 31,	2010	2009	2008	2007 (d)	2006 (d)
(Dollars in thousands, except per share amounts)
Statement of Operations data
Service revenues	$3,913,001	$3,927,128	$3,939,695	$3,672,724	$3,214,072
Equipment sales	264,680	286,752	302,859	267,027	258,745
Operating revenues	4,177,681	4,213,880	4,242,554	3,939,751	3,472,817
Operating income (a)	201,473	325,525	32,782	379,680	284,334
Equity in earnings of unconsolidated entities	97,318	96,800	91,981	90,033	93,119
Fair value adjustment of derivative instruments	—	—	—	(5,388)	(63,022)
Gain (loss) on disposition of investments	—	—	16,628	137,987	70,427
Income before income taxes	241,116	349,165	69,855	529,253	307,250
Net income	159,158	231,315	60,788	323,351	188,893
Net income attributable to noncontrolling interests, net of tax	23,084	21,768	25,083	15,056	13,044
Net income attributable to U.S. Cellular shareholders	$136,074	$209,547	$35,705	$308,295	$175,849
Basic weighted average shares outstanding (000s)	86,128	86,946	87,457	87,730	87,346
Basic earnings per share attributable to U.S. Cellular shareholders	$1.58	$2.41	$0.41	$3.51	$2.01
Diluted weighted average shares outstanding (000s)	86,518	87,168	87,754	88,481	88,109
Diluted earnings per share attributable to U.S. Cellular shareholders	$1.57	$2.40	$0.41	$3.48	$2.00

Balance Sheet data
Total assets	5,893,060	5,708,268	5,551,082	5,577,151	5,691,401
Long-term debt (excluding current portion)	867,941	867,522	996,636	1,002,293	1,001,839
Total U.S. Cellular shareholders’ equity	$3,486,452	$3,390,532	$3,199,339	$3,186,138	$2,989,700

Other operating data
Total customers	6,072,000	6,141,000	6,196,000	6,102,000	5,815,000
Average monthly service revenue per customer (b)	$53.27	$52.99	$53.22	$51.08	$47.23
Postpaid churn rate (c)	1.5%	1.6%	1.5%	1.4%	1.6%

U.S. Cellular has not paid any cash dividends and currently intends to retain all earnings for use in U.S. Cellular’s business.

(a)	Includes Loss on impairment of intangible assets of $14.0 million in 2009, $386.7 million in 2008 and $24.9 million in 2007.

(b)	Calculated by dividing Service Revenues by average customers and number of months in the year.

(c)	Represents the percentage of the postpaid customer base that disconnects service each month.

(d)

See Note 19—Revision of Current and Prior Period Amounts in the Notes to the Consolidated Financial Statements for a description of revisions made to 2010, 2009 and 2008 financial amounts. In conjunction with such revisions, certain financial amounts presented in this table for 2007 and 2006 were also revised compared to the amounts presented in U.S. Cellular’s 2010 Form 10-K, filed on February 25, 2011. The cumulative effect of these adjustments resulted in a decrease to Retained earnings of $3.3 million and $2.2 million at December 31, 2007 and December 31, 2006, respectively.

United States Cellular Corporation

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended (5)
(Amounts in thousands, except per share amounts)	March 31	June 30	September 30	December 31
2010
Operating revenues	$1,023,857	$1,029,893	$1,060,781	$1,063,150
Operating income (1)	79,148	65,028	61,359	(4,062)
Net income	54,025	46,909	44,216	14,008
Net income attributable to U.S. Cellular shareholders	$48,306	$41,690	$38,296	$7,782
Basic weighted average shares outstanding	86,576	86,425	85,992	85,668
Diluted weighted average shares outstanding	86,978	86,787	86,428	86,190
Basic earnings per share attributable to U.S. Cellular shareholders	$0.56	$0.48	$0.45	$0.09
Diluted earnings per share attributable to U.S. Cellular shareholders	$0.56	$0.48	$0.44	$0.09
Stock price (2)
U.S. Cellular Common Shares
High	$43.11	$43.66	$48.00	$50.24
Low	33.84	38.17	40.68	45.01
Close	$41.38	$41.15	$45.97	$49.94

	Quarter Ended (5)
(Amounts in thousands, except per share amounts)	March 31	June 30	September 30	December 31
2009
Operating revenues	$1,054,344	$1,042,143	$1,057,295	$1,060,098
Loss on impairment of intangible assets (3)	—	—	—	14,000
Operating income (3)(4)	119,514	139,982	60,694	5,335
Net income	90,771	88,440	40,643	11,461
Net income attributable to U.S. Cellular shareholders	$84,763	$82,471	$35,037	$7,276
Basic weighted average shares outstanding	87,196	86,992	86,848	86,719
Diluted weighted average shares outstanding	87,446	87,177	87,128	87,087
Basic earnings per share attributable to U.S. Cellular shareholders	$0.97	$0.95	$0.40	$0.08
Diluted earnings per share attributable to U.S. Cellular shareholders	$0.97	$0.95	$0.40	$0.08
Stock price (2)
U.S. Cellular Common Shares
High	$47.95	$44.74	$40.87	$42.80
Low	29.62	30.00	33.86	35.67
Close	$33.34	$38.45	$39.07	$42.41

U.S. Cellular has not paid any cash dividends and currently intends to retain all earnings for use in U.S. Cellular’s business.

(1)

During the quarter ended December 31, 2010, U.S. Cellular recorded adjustments to reduce its liability for transactional taxes in the amount of $5.8 million.  Of this amount, $2.7 million and $3.1 million reduced Selling, general and administrative expense and Interest expense, respectively, in the quarter ended December

31, 2010.  These transactional taxes related to periods from 2002 through the first quarter of 2010.  This adjustment reflects the difference between U.S. Cellular’s estimate of its liability for transactional taxes and interest and the actual amounts due and settled with the taxing authorities of taxes and interest.

(2)	The high, low and closing sales prices as reported by the New York Stock Exchange (“NYSE”).

(3)

During the fourth quarter of 2009, U.S. Cellular recognized a Loss on impairment of intangible assets related to licenses of $14.0 million. See Note 8—Licenses and Goodwill in the Notes to Consolidated Financial Statements for details of this impairment.

(4)

During the quarter ended December 31, 2009, U.S. Cellular recorded adjustments that reduced System operations expense and increased Selling, general and administrative expense by $9.7 million and $11.6 million, respectively, to reflect revised estimates related to customer usage charges and bad debts expense. The net of these adjustments was an increase to Operating expenses of $1.9 million during the quarter ended December 31, 2009.

(5)

See Note 19—Revision of Current and Prior Period Amounts in the Notes to the Consolidated Financial Statements for a description of revisions made to 2010, 2009 and 2008 financial amounts. In conjunction with such revisions, certain financial amounts presented in this table were also revised compared to the amounts presented in U.S. Cellular’s 2010 Form 10-K, filed on February 25, 2011.